Filed Pursuant to Rule 424(b)(2)

Registration No. 333-181531

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Offering Price Per Unit	Aggregate Offering Price	Amount of Registration Fee(2)
Common Units representing limited partner interests	18,975,000	$18.22	$345,724,500.00	$44,530(1)

(1)	Includes 2,475,000 common units issuable upon exercise of the underwriters’ option to purchase additional common units.
(2)	The registration fee, calculated in accordance with Rule 457(r), is being transmitted to the SEC on a deferred basis pursuant to Rule 456(b).

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 18, 2012)

BreitBurn Energy Partners L.P.

16,500,000 Common Units

Representing Limited Partner Interests

We are offering 16,500,000 common units representing limited partner interests in BreitBurn Energy Partners L.P. Our common units trade on the NASDAQ Global Select Market under the symbol “BBEP.” On November 12, 2013, the last reported trading price of our common units on the NASDAQ Global Select Market was $19.06 per common unit.

Investing in our common units involves risks. See “Risk Factors” on page S-12 of this prospectus supplement and on page 6 of the accompanying prospectus.

In order to comply with certain U.S. laws relating to the ownership of interests in oil and gas leases on federal lands, we require an owner of our units to be an “Eligible Holder.” If you are not an Eligible Holder, you will not be entitled to receive distributions or allocations of income or loss on your common units and your common units will be subject to redemption.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Common Unit	Total
Price to the public	$18.22	$300,630,000
Underwriting discounts and commissions	$0.66	$10,890,000
Proceeds to BreitBurn Energy Partners L.P. (before expenses)	$17.56	$289,740,000

We have granted the underwriters a 30-day option to purchase up to an additional 2,475,000 common units from us on the same terms and conditions as set forth above.

The underwriters expect to deliver the common units on or about November 18, 2013.

Joint Book-Running Managers

Citigroup	Barclays	Morgan Stanley
Raymond James	RBC Capital Markets UBS Investment Bank	Wells Fargo Securities

BofA Merrill Lynch	J.P. Morgan

Co-Managers

Baird	Oppenheimer & Co.	Stifel	Wunderlich Securities
Janney Montgomery Scott	Ladenburg Thalmann & Co. Inc.		MLV & Co.
Global Hunter Securities			J.J.B. Hilliard, W.L. Lyons, LLC

Prospectus Supplement dated November 13, 2013.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common units and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about securities we may offer from time to time. Generally, when we refer to the prospectus, we are referring to both this prospectus supplement and the accompanying prospectus. Before you invest in our common units, you should carefully read this prospectus supplement, along with the accompanying prospectus, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus, including the risk factors under the heading “Risk Factors” included elsewhere in this prospectus, in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2012, as amended by Amendment No. 1 to our Annual Report on Form 10-K for the year ended December 31, 2012 (“our 2012 Annual Report”), and in Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any “free writing prospectus” we may authorize to be delivered to you. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy our common units in any jurisdiction where such offer or any sale would be unlawful. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any free writing

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prospectus is accurate as of any date other than the dates shown in these documents or any information that we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus supplement or the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement. If any information varies between this prospectus supplement and the accompanying prospectus, you should rely on this prospectus supplement.

None of BreitBurn Energy Partners L.P., the underwriters or any of their respective representatives is making any representation to you regarding the legality of an investment in our common units by you under applicable laws. You should consult with your own advisors as to legal, tax, business, financial and related aspects of an investment in our common units.

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WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding us. The SEC’s web site is at www.sec.gov.

We also make available free of charge on our internet website at www.breitburn.com all of the documents that we file with or furnish to the SEC as soon as reasonably practicable after we electronically file such material with the SEC. Information contained on our website is not incorporated by reference in this prospectus, and you should not consider information contained on our website as part of this prospectus unless specifically so designated and filed with the SEC.

We “incorporate by reference” information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus, and the information we file later with the SEC will automatically supersede this information.

We incorporate by reference in this prospectus the documents listed below that we have previously filed with the SEC:

•	Our 2012 Annual Report filed on August 23, 2013;

•

Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013 filed on May 3, 2013, as amended by Amendment No. 1 to our Quarterly Report on Form 10-Q/A for the quarterly period ended March 31, 2013 filed on August 23, 2013, our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013 filed on August 6, 2013 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013 filed on November 6, 2013;

•

Our Current Reports on Form 8-K filed on November 27, 2012, December 6, 2012, February 1, 2013, February 6, 2013, February 12, 2013, June 19, 2013, June 25, 2013, July 18, 2013 and November 5, 2013 and our Current Reports on Form 8-K/A filed on August 30, 2013 and November 12, 2013 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K); and

•

The description of our common units contained in our Registration Statement on Form 8-A filed on September 29, 2006, and including any other amendments or reports filed for the purpose of updating such description.

In addition, we incorporate by reference in this prospectus supplement any future filings made by BreitBurn Energy Partners L.P. with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any information furnished and not filed with the SEC), after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus.

You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

BreitBurn Energy Partners L.P.

515 South Flower Street, Suite 4800

Los Angeles, California 90071

Attention: Gregory C. Brown, Esq.

Executive Vice President, General Counsel and Chief Administrative Officer

Tel: (213) 225-5900

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements included in this prospectus that are not historical facts are forward-looking statements. These statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “forecasts,” “could,” “will,” “recommends” and words of similar meaning. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Examples of these types of statements include those regarding:

•	estimates of oil and gas reserves recoverable in future years and related future net cash flows, including such estimates related to acquisitions of oil and gas properties;

•	our outlook on oil and natural gas prices;

•	our outlook on the current financial markets and our ability to access the capital markets to fund capital and other expenditures;

•	the amount, nature and timing of capital expenditures and the availability of capital resources to fund capital expenditures;

•	access to capital and anticipated liquidity, including the results of our next borrowing base redetermination;

•	expectations regarding our core investment strategy and our plans to continue to follow it;

•	our commodity hedging transactions and derivative contracts;

•	the impact of political and regulatory inquiry;

•	assessments of hydrocarbon formations and potential resources;

•	exploitation, exploration, development and other plans for future operations, including the scope and cost of drilling and other operations;

•	our plans to continue to actively pursue oil and natural gas acquisition opportunities;

•	production rates, timing and costs and sales volumes and prices;

•	revenues, earnings, cash flows, liabilities, capital expenditures, interest rates and other financial measures;

•	our assessment of our counterparty risks and the ability of our counterparties to perform their future obligations;

•	estimates regarding taxable income and distributions;

•	the amount and timing of environmental and other contingent liabilities;

•	future or recommended cash distributions to unitholders; and

•	other statements regarding future events, conditions or outcomes.

Although these statements are based upon our current expectations and beliefs, they are subject to known and unknown risks and uncertainties that could cause actual results and outcomes to differ materially from those described in, or implied by, the forward-looking statements. In that event, our business, financial condition, results of operations or liquidity could be materially adversely affected, and investors in our securities could lose part or all of their investment. These risks and uncertainties include, among other things, the following:

•

inaccuracies in the estimated timing and amount of future production of oil and natural gas due to numerous factors, including permit delays or restrictions, weather, equipment failures, delays or lack of

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availability, unexpected subsurface or geologic conditions, lack of capital, increases in the costs of rented or contracted equipment, increases in labor costs, volumes of oil or gas greater or less than anticipated and changes in applicable regulations and laws;

•	decreases in oil and natural gas prices, including price discounts and basis differentials;

•	unexpected problems with wells or other equipment, particularly in our Florida properties where production is concentrated in relatively few wells;

•

unexpected changes in operating costs and other expenses, including utilities, labor, transportation, well and oil field services, taxes, permit fees, regulatory compliance and other costs of operation;

•	difficulties in accurately estimating the discovery, volumes, development potential and replacement of oil and natural gas reserves;

•	the impact of weak economic conditions on our business operations, financial condition and ability to raise capital;

•	availability of funds from the capital markets and under our bank credit facility;

•	our level of indebtedness;

•	a significant reduction in our borrowing base under our bank credit facility;

•	the ability of financial counterparties to perform or fulfill their obligations under existing agreements;

•	a write-down of our asset carrying values and oil and gas property impairment;

•	the discovery of previously unknown environmental issues;

•	changes in our business and financial strategy;

•	inaccuracies in estimating the amount, nature and timing of capital expenditures, including future development costs;

•	the inability to predict the availability and terms of capital;

•

issues with marketing of oil and natural gas, including lack of access to markets, changes in pipeline and transportation tariffs and costs, increases in minimum sales quality standards for oil or natural gas, changes in the supply-demand status of oil or gas in a given market area and the introduction of increased quantities of oil or natural gas into a given area due to new discoveries or new delivery systems;

•	the impact of weather limiting or damaging operations and the occurrence of natural disasters such as fires, floods, hurricanes, earthquakes and other catastrophic events and natural disasters;

•	the competitiveness of alternate energy sources or product substitutes;

•	technological developments;

•	changes in governmental regulation or taxation of the oil and natural gas industry, including changes potentially leading to increased costs and limited development opportunities;

•	changes in governmental regulation of derivatives;

•	developments in oil-producing and natural gas-producing countries potentially having significant effects on the price of oil and gas;

•	the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies;

•	the inability to execute strategic plans, expectations and objectives for future operations;

•	the inability to realize the expected financial or strategic goals of acquisitions;

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•	the inability to efficiently integrate the Whiting Assets (as defined herein) and other related assets;

•	the inability to obtain sufficient quantities of carbon dioxide (“CO2”) necessary to carry out our enhanced oil recovery projects; and

•	other factors described under the heading “Risk Factors” in this prospectus.

If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” included elsewhere in this prospectus, in our most recent Annual Report on Form 10-K, including any amendments thereto, and, to the extent applicable, in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any amendments thereto. The risk factors and other factors included in this prospectus could cause our actual results to differ materially from those contained in any forward-looking statements.

All forward-looking statements, expressed or implied, included in this prospectus and attributable to us are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

We undertake no obligation to publicly update the forward-looking statements in this prospectus to reflect future events or circumstances unless required by law. All such statements are expressly qualified by this cautionary statement.

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SUMMARY

This summary highlights information included or incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether or not to invest in our common units. You should carefully read this entire prospectus and the information incorporated by reference in this prospectus for a more complete understanding of our business and terms of this offering, as well as the tax and other considerations that are important to you, before making an investment decision. You should pay special attention to the “Risk Factors” section on page S-12 of this prospectus supplement and on page 6 of the accompanying prospectus and the risk factors described under the heading “Risk Factors” included in Item 1A of Part I of our 2012 Annual Report and in Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013, each of which is incorporated by reference in this prospectus.

The estimates of our proved oil and natural gas reserves at December 31, 2012 included or incorporated by reference in this prospectus are based upon the reports of Netherland, Sewell & Associates, Inc. and Schlumberger Technology Corporation, independent petroleum engineering firms. Reserve information included herein with respect to the Whiting Acquisition (as defined below) is based on internal estimates. Unless this prospectus otherwise indicates, references to our proved oil and natural gas reserves do not include reserves acquired in the Whiting Acquisition.

Unless this prospectus supplement otherwise indicates or the context otherwise requires, references to “the Partnership,” “we,” “our,” “us,” or like terms refer to BreitBurn Energy Partners L.P. and its subsidiaries, collectively. References to “BreitBurn GP,” “the General Partner,” or “our General Partner” refer to BreitBurn GP, LLC, the general partner of the Partnership and our wholly owned subsidiary. References to “BreitBurn Management” refer to BreitBurn Management Company, LLC, our asset manager and operator, and our wholly owned subsidiary. References to “BOLP” refer to BreitBurn Operating L.P., our wholly owned subsidiary. References to “BOGP” refer to BreitBurn Operating GP, LLC, the general partner of BOLP.

The following are definitions of some of the oil and gas industry and other terms that are used in this prospectus. “Bbl” means one stock tank barrel, or 42 U.S. gallons of liquid volume, of crude oil or other liquid hydrocarbons. “Bbl/d” means Bbl per day. “Boe” means one barrel of oil equivalent, determined using the ratio of one Bbl of crude oil to six Mcf of natural gas. “Boe/d” means Boe per day. “LIBOR” means London Interbank Offered Rate. “Mcf” means one thousand cubic feet of natural gas. “MBoe” means one thousand barrels of oil equivalent. “MMBoe” means one million barrels of oil equivalent. “MMBtu” means one million British thermal units. “MMBtu/d” means one million British thermal units per day.

BreitBurn Energy Partners L.P.

We are an independent oil and gas partnership focused on the acquisition, exploitation and development of oil and gas properties in the United States. Our objective is to manage our oil and gas producing properties for the purpose of generating cash flows and making distributions to our unitholders. Our assets consist primarily of producing and non-producing crude oil and natural gas reserves located primarily in:

•	the Antrim Shale and several non-Antrim formations in Michigan;

•	the Evanston, Green River, Wind River, Big Horn and Powder River Basins in Wyoming;

•	the Los Angeles and San Joaquin Basins in California;

•	the Permian Basin in Texas;

•	the Oklahoma Panhandle;

•	the Sunniland Trend in Florida; and

•	the New Albany Shale in Indiana and Kentucky.

Our assets are characterized by stable, long-lived production and proved reserve life indexes, which averaged greater than 17 years as of December 31, 2012. Our fields generally have long production histories, with some fields producing for over 100 years. We have high net revenue interests in our properties.

As of December 31, 2012, our total estimated proved reserves were 149.4 MMBoe, of which approximately 49% were crude oil, 4% were NGLs and 47% were natural gas. Of our total estimated proved reserves as of December 31, 2012, 35% were located in Michigan, 26% in Wyoming, 17% in California, 15% in Texas and 7% in Florida, with less than 1% in Indiana and Kentucky. As of December 31, 2012, the total standardized measure of discounted future net cash flows was $1.99 billion.

The following table summarizes estimated proved reserves and production for our properties by state:

	As of December 31, 2012			Year Ended December 31, 2012
	Estimated Proved Reserves (MMBoe)(a)	Percent of Total Estimated Proved Reserves	Estimated Proved Developed Reserves (MMBoe)	Production (MBoe)(b)	Average Daily Production (Boe/d)(b)
Michigan	51.7	34.6%	47.4	3,370	9,206
Wyoming	39.4	26.4%	30.8	2,542	7,189
California	25.6	17.1%	21.7	1,183	4,068
Texas	21.7	14.5%	8.8	315	3,482
Florida	10.4	7.0%	10.4	704	1,924
Indiana/Kentucky	0.6	0.4%	0.6	204	557

Total(c)	149.4	100%	119.7	8,318	26,426

(a)	Our estimated proved reserves were determined using $2.76 per MMBtu for gas and $94.71 per Bbl of oil. Such prices were determined using unweighted average first-day-of-the-month prices for the twelve months ended December 31, 2012 in accordance with SEC guidelines. Natural gas is converted on the basis of six Mcf of gas per one Bbl of oil equivalent. This ratio reflects an energy content equivalency and not a price or revenue equivalency. Given commodity price disparities, the price for a Bbl of oil equivalent for natural gas is significantly less than the price for a Bbl of oil.
(b)	In 2012, we completed the acquisitions of oil and natural gas properties located in the Permian Basin in Texas from Element Petroleum, LP and CrownRock, L.P., oil properties located in Park County in the Big Horn Basin of Wyoming from Legacy Energy, Inc., a wholly owned subsidiary of NiMin Energy Corp., and principally oil properties from American Energy Operations, Inc. located in the Belridge Field in Kern County, California. The production amounts in the table above include production from these oil and gas properties from their respective dates of acquisition to December 31, 2012.
(c)	In 2013, we completed the acquisition of oil and gas properties referred to below as the Whiting Acquisition. The amounts of our estimated proved reserves and production in the table do not include the oil and gas properties acquired in 2013.

Estimates of our proved reserves were prepared by Netherland, Sewell & Associates, Inc. and Schlumberger Technology Corporation, independent petroleum engineering firms. Netherland, Sewell & Associates, Inc. prepares reserve data for our Wyoming, California, Texas and Florida properties, and Schlumberger Technology Corporation prepares reserve data for our Michigan, Kentucky and Indiana properties.

For a discussion of our reserves and production for the year ended December 31, 2012, please read Part I—Item 1 “Business—Reserves and Production” and Note A of the Supplemental Information to the consolidated financial statements included in our 2012 Annual Report, which is incorporated by reference in this prospectus.

Capital Program

Currently, we expect our full year 2013 crude oil and natural gas capital spending program to be approximately $271 million, excluding acquisitions and capitalized general and administrative expenses, compared with approximately $153 million in 2012. We plan to principally target oil projects and expect to spend approximately 84% of our capital budget in California, Florida, Texas and Oklahoma and approximately 16% in Michigan, Wyoming, Indiana and Kentucky.

Recent Acquisitions

On July 15, 2013, we completed the acquisition of certain oil and gas and midstream assets located in Oklahoma, New Mexico and Texas (the “Whiting Assets”) from Whiting Oil and Gas Corporation (“WOGC”), a subsidiary of Whiting Petroleum Corporation. Under the terms of an agreement with WOGC, we acquired the Whiting Assets for a purchase price of approximately $833 million in cash (the “Whiting Acquisition”). Also, in July 2013, we completed the acquisition of additional interests in certain of the acquired assets in the Oklahoma Panhandle from other sellers for an additional approximately $30 million, subject to customary post-closing adjustments. The Whiting Assets include the Postle Field, which currently has active CO2 enhanced recovery projects, and the Northeast Hardesty Unit, both of which are located in Texas County, Oklahoma. We have a contracted supply of CO2 in the Bravo Dome Field in New Mexico, with step-in rights, for 129,000,000 Mcf over 10 to 15 years, which we expect to provide volumes required to produce our estimated proved reserves when coupled with recycled CO2. The Postle Field includes 227 gross producing wells and 174 injectors, and the Northeast Hardesty Unit includes 24 gross producing wells and 17 injectors. As part of the Whiting Acquisition and the purchase of additional interests, we are also the sole owner of the Dry Trails gas plant located in Texas County, Oklahoma and the 120-mile Transpetco Pipeline, a CO2 transportation pipeline delivering product from New Mexico to the Postle Field in Oklahoma. We funded the purchase price for the Whiting Acquisition and the acquisition of additional interests in certain of the acquired assets in the Oklahoma Panhandle with borrowings under our bank credit facility, a portion of which will be repaid with the proceeds of this offering. We continually monitor the capital markets, and we expect that, if market conditions are favorable, we will refinance portions of the outstanding borrowings under our bank credit facility with proceeds from one or more debt or equity capital markets offerings in the future.

Our management’s review of the estimated proved reserves relating to the Whiting Acquisition indicated estimated proved reserves of 41.4 MMBoe, with an estimated proved reserve life index of approximately 15 years, as of June 30, 2013, which estimated proved reserves were determined using $91.60 per barrel of oil and $3.44 per MMBtu of gas. Such prices were determined using the average of the historical first-day-of-the-month prices for the twelve months ended June 30, 2013 in accordance with SEC guidelines. Approximately 95% of these reserves were oil and NGLs, approximately 70% were proved developed and approximately 68% were proved developed producing as of June 30, 2013. Management’s estimate of the average daily production per day for September 2013 from the Whiting Assets was approximately 7,275 Boe, which was comprised of approximately 83% crude oil, 13% NGLs and 4% natural gas. In 2013 to date, the price per barrel of oil for our production from the Whiting Assets represented an approximately $8 discount to the NYMEX West Texas Intermediate (“NYMEX WTI”) benchmark price.

Reserve engineering is a complex and subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates prepared by one engineer may vary from those prepared by another. Estimates of proved reserves for our oil and gas properties as of December 31, 2013 will be prepared by Netherland, Sewell & Associates, Inc., Schlumberger Technology Corporation and, for our recently acquired Oklahoma properties, Cawley, Gillespie & Associates, Inc. using the information available at that time. Upon completion of their review, the estimate of the proved reserves for our oil and gas properties as of December 31, 2013 will be different from the estimate of the proved reserves for our oil and gas properties as of December 31, 2012 shown in the table above, and the estimates of proved reserves relating to the acquisition of oil and gas properties referred to above as the Whiting Acquisition as of December 31, 2013 will be different from our management’s estimates of such reserves as of June 30, 2013 as described above.

Distributions

Third Quarter 2013 Distribution Increase

On October 30, 2013, we announced a cash distribution of $0.4875 per unit for the third quarter of 2013, or $1.95 per unit on an annualized basis, for all outstanding units. This distribution represents an increase from the second quarter 2013 distribution, which was $0.4800 per unit, or $1.92 per unit on an annualized basis. The distribution will be payable on November 14, 2013 to the record holders of common units at the close of business on November 11, 2013. Purchasers of the common units in this offering will not receive this distribution.

Conversion to Monthly Distribution Payment Policy

On October 30, 2013, we amended our First Amended and Restated Agreement of Limited Partnership by adopting Amendment No. 5. Amendment No. 5 provides that, at the discretion of our General Partner, we may pay quarterly distributions within 45 days following the end of each quarter or in three installments within 17, 45 and 75 days following the end of each quarter. The Partnership intends to change its distribution payment policy from a quarterly payment schedule to a monthly payment schedule beginning with the distributions relating to the fourth quarter of 2013. Subject to the declaration by the board of directors of our General Partner of a cash distribution with respect to the fourth quarter of 2013, purchasers of the common units in this offering will receive their first cash distribution in January 2014.

Our Competitive Strengths and Our Strategy

Our Competitive Strengths

We believe the following strengths provide us with significant competitive advantages:

High-Quality Asset Base with Stable, Long-Lived Production

Our properties are located in large, mature fields characterized by a significant amount of original oil in place, long-lived reserves, low production decline rates, and a high percentage of proved developed producing reserves. These properties have well-understood geological features and relatively predictable production profiles. As of December 31, 2012, our assets were characterized by proved reserve life indexes averaging greater than 17 years, and approximately 80% of our 149.4 MMBoe of estimated proved reserves were classified as proved developed. As of June 30, 2013, we estimate that the Whiting Assets were characterized by an estimated proved reserve life index of approximately 15 years, and approximately 70% of the 41.4 MMBoe of estimated proved reserves were classified as proved developed.

Geographically Diverse Asset Base Consisting of a Balance of Oil and Gas Properties

Currently, our reserves are geographically diverse and located primarily in eight states in the United States with no one state accounting for more than 27% of our proved reserves, after giving effect to the Whiting Acquisition. As of December 31, 2012, our reserve mix consisted of approximately 49% crude oil, 4% NGLs and

47% natural gas. As of June 30, 2013, we estimate that the reserve mix of the Whiting Assets consisted of approximately 84% crude oil, 11% NGLs and 5% natural gas.

Experienced Management, Operating and Technical Teams

Our experienced management, operating and technical teams share a long working history with the Partnership and our predecessor. Our CEO, Halbert S. Washburn, and the Vice Chairman of the board of directors of our General Partner, Randall H. Breitenbach, founded our predecessor in May 1988 and have assembled experienced operating and technical teams. Our executive officers and key employees have on average over 20 years of experience in the oil and gas industry and have a track record of acquiring, drilling and optimizing assets.

Hedging Through 2018 at Attractive Average Prices

Currently, we use a combination of fixed price swap and option arrangements to hedge crude oil and natural gas prices. By removing the price volatility from a significant portion of our crude oil and natural gas production, we mitigate, but do not eliminate, the potential effects of changing crude oil and natural gas prices on our cash flows from operations for the hedged periods.

The following table summarizes our hedge positions as of November 12, 2013 and represents, as of such date, derivatives in place through December 31, 2018 on annual production volumes:

	Year 2013	Year 2014	Year 2015	Year 2016	Year 2017	Year 2018
Oil Positions:
Fixed Price Swaps—NYMEX WTI:
Hedged Volume (Bbl/d)	13,016	11,314	10,189	6,711	5,471	493
Average Price ($/Bbl)	$95.26	$93.67	$94.71	$86.97	$83.38	$82.20
Fixed Price Swaps—ICE Brent:
Hedged Volume (Bbl/d)	4,200	4,800	3,300	4,300	298	—
Average Price ($/Bbl)	$97.57	$98.88	$97.73	$95.17	$97.50	$—
Collars—NYMEX WTI:
Hedged Volume (Bbl/d)	500	1,000	1,000	—	—	—
Average Floor Price ($/Bbl)	$77.00	$90.00	$90.00	$—	$—	$—
Average Ceiling Price ($/Bbl)	$103.10	$112.00	$113.50	$—	$—	$—
Collars—ICE Brent:
Hedged Volume (Bbl/d)	—	—	500	500	—	—
Average Floor Price ($/Bbl)	$—	$—	$90.00	$90.00	$—	$—
Average Ceiling Price ($/Bbl)	$—	$—	$109.50	$101.25	$—	$—
Puts—NYMEX WTI:
Hedged Volume (Bbl/d)	1,000	500	500	1,000	—	—
Average Price ($/Bbl)	$90.00	$90.00	$90.00	$90.00	$—	$—
Total:
Hedged Volume (Bbl/d)	18,716	17,614	15,489	12,511	5,769	493
Average Price ($/Bbl)	$95.01	$94.78	$94.75	$90.15	$84.11	$82.20
Gas Positions:
Fixed Price Swaps—MichCon City-Gate:
Hedged Volume (MMBtu/d)	37,000	7,500	7,500	17,000	10,000	—
Average Price ($/MMBtu)	$6.50	$6.00	$6.00	$4.46	$4.48	$—
Fixed Price Swaps—Henry Hub:
Hedged Volume (MMBtu/d)	27,100	38,600	43,200	20,700	5,571	—
Average Price ($/MMBtu)	$4.68	$4.80	$4.83	$4.24	$4.51	$—
Puts—Henry Hub:
Hedged Volume (MMBtu/d)	—	6,000	1,500	—	—	—
Average Price ($/MMBtu)	$—	$5.00	$5.00	$—	$—	$—
Total:
Hedged Volume (MMBtu/d)	64,100	52,100	52,200	37,700	15,571	—
Average Price ($/MMBtu)	$5.73	$4.99	$5.00	$4.34	$4.49	$—
Calls—Henry Hub:
Hedged Volume (MMBtu/d)	30,000	15,000	—	—	—	—
Average Price ($/MMBtu)	$8.00	$9.00	$—	$—	$—	$—
Premium ($/MMBtu)	$0.08	$0.12	$—	$—	$—	$—

High Percentage of Operated Properties

For the year ended December 31, 2012, on a net production basis, we operated approximately 84% of our production. Maintaining control of our properties allows us to use our technical and operational expertise to manage overhead, production, drilling costs and capital expenditures and to control the timing of development opportunities.

Our Strategy

Our long-term goals are to manage our oil and gas producing properties for the purpose of generating cash flows and making distributions to our unitholders. In order to meet these objectives, we plan to continue to follow our core investment strategy, which includes the following principles:

Acquire Long-Lived Assets with Low-Risk Exploitation and Development Opportunities

Our acquisition program targets oil and natural gas properties that we believe will be financially accretive and offer stable, long-lived, high quality production with relatively predictable decline curves, as well as low-risk development opportunities. We evaluate acquisitions based on decline profile, reserve life, operational efficiency, field cash flows, development costs and rate of return. As part of this strategy, we continually seek to optimize our asset portfolio, which may include the divestiture of noncore assets. This allows us to redeploy capital into projects to develop low-risk, long-lived and lower-decline properties that are better suited to our strategy.

We regularly engage in discussions with potential sellers regarding acquisition opportunities. Such acquisition efforts may involve our participation in auction processes, as well as situations in which we believe we are the only party or one of a very limited number of potential buyers in negotiations with the potential seller. These acquisition efforts can involve assets that, if acquired, would have a material effect on our financial condition and results of operations. We seek to finance acquisitions with a combination of equity and funds from equity and debt offerings, bank borrowings and cash generated from operations.

Consistent with our long-term business strategy, we completed seven acquisitions in Texas, Wyoming and California during 2012 totaling approximately $606 million, including the issuance of $56 million in common units, and acquisitions in Oklahoma, New Mexico and Texas in July 2013, totaling approximately $864 million. For example, the Whiting Acquisition provides us with expansion opportunities in the Mid-Continent Region of the United States and in the Permian Basin in Texas. We plan to continue to actively pursue oil and natural gas acquisition opportunities.

Use Our Technical Expertise and State-of-the-Art Technologies to Identify and Implement Successful Exploitation Techniques to Optimize Reserve Recovery

Immediately after we acquire a property, our technical team conducts an extensive geologic and reservoir engineering study of the property to identify appropriate development opportunities. This study often involves assembling a 3-D geologic and reservoir model of the field, which guides our decision-making on these capital-intensive investments.

We apply integrated reservoir engineering and geoscience technologies to all of our properties that allow us to better understand these complex hydrocarbon accumulations. We believe that this better understanding allows us to continue to design and implement development programs that optimize and incrementally add to the amount of any oil and gas reserves recovered from our properties. We believe that, dependent ultimately on commodity price levels, our current asset base provides us with the opportunity to continue to grow our reserves and production with a significant number of low geologic risk drilling opportunities. Furthermore, we are actively pursuing acquisitions, and one of the important factors we review and consider in acquiring new properties is adding potential additional drilling opportunities.

Reduce Cash Flow Volatility Through Commodity Price and Interest Rate Derivatives

Our revenues and net income are sensitive to oil and natural gas prices. We enter into various derivative contracts intended to achieve more predictable cash flows and to reduce our exposure to adverse fluctuations in the prices of oil and natural gas. We currently maintain derivative arrangements for a significant portion of our oil and natural gas production. We use a combination of fixed price swap and option arrangements to economically hedge crude oil and natural gas prices. By removing the price volatility from a significant portion of our crude oil and natural gas production, we have mitigated, but not eliminated, the potential effects of changing crude oil and natural gas prices on our cash flows from operations for those periods. Our commodity price risk management program is intended to reduce our exposure to commodity prices and assist with stabilizing cash flows and distributions. To the extent we have hedged a significant portion of our expected production and the cost for goods and services increases, our margins would be adversely affected.

Our commodity hedging transactions are primarily in the form of swap contracts and collars that are designed to provide a fixed price (swap contracts) or range of prices between a price floor and a price ceiling (collars) that we will receive, instead of being exposed to the full range of price fluctuations.

In addition, we enter into derivative contracts in the form of interest rate swaps to minimize the effects of fluctuations in interest rates.

Maximize Asset Value and Cash Flow Stability Through Our Operating and Technical Expertise

We have organized the operation of our properties into defined operating regions to minimize operating costs and maximize production and capital efficiency. We maintain an inventory of drilling and optimization projects within each region to achieve organic growth from our capital development program. We seek to be the operator of our properties so that we can develop drilling programs and optimization projects that not only replace production, but add value through reserve and production growth and future operational synergies. Our development program is focused on lower-risk, repeatable drilling opportunities to maintain and/or grow cash flows. Many of the wells are completed in multiple producing zones with commingled production and long economic lives. In addition, we seek to deliver attractive financial returns by leveraging our technical expertise, experienced workforce and scalable infrastructure.

Our Ownership and Organizational Structure

We are a Delaware limited partnership formed on March 23, 2006. We completed our initial public offering in October 2006. Our general partner is BreitBurn GP, a Delaware limited liability company, also formed on March 23, 2006, and our wholly owned subsidiary since June 17, 2008. The board of directors of our General Partner has sole responsibility for conducting our business and managing our operations. We conduct our operations through a wholly owned subsidiary, BOLP, and BOLP’s general partner, BOGP. We own all of the ownership interests in BOLP and BOGP.

Our wholly owned subsidiary, BreitBurn Management, manages our assets and performs other administrative services for us such as accounting, corporate development, finance, land administration, legal and engineering.

The following diagram depicts our ownership and organizational structure as of November 12, 2013:

(1)	BreitBurn GP, LLC holds the general partner interest in the Partnership.

Principal Executive Offices

Our principal executive offices are located at 515 South Flower Street, Suite 4800, Los Angeles, California 90071, and our telephone number is (213) 225-5900. Our internet address is www.breitburn.com. Except for information specifically incorporated by reference in this prospectus that may be accessed from our website, the information on our website is not part of this prospectus, and you should rely only on information contained or incorporated by reference in this prospectus when making an investment decision.

The Offering

Issuer	BreitBurn Energy Partners L.P.

Common units offered	16,500,000 common units (18,975,000 common units if the underwriters exercise their option to purchase additional common units in full).

Common units outstanding after this offering	116,179,860 common units (118,654,860 common units if the underwriters exercise their option to purchase additional common units in full).

Use of proceeds	We expect to receive net proceeds of approximately $289.3 million from this offering, after deducting underwriting discounts and commissions and estimated offering expenses. If the underwriters exercise their option to purchase additional common units in full, we expect to receive net proceeds from this offering of approximately $332.8 million, after deducting underwriting discounts and commissions and estimated offering expenses.

We intend to use the net proceeds from this offering to reduce outstanding borrowings under our bank credit facility. Please read “Use of Proceeds” in this prospectus supplement for more information.

Affiliates of certain of the underwriters are lenders under our bank credit facility, and, accordingly, will receive a substantial portion of the net proceeds from this offering. Please read “Underwriting—FINRA Conduct Rules.”

Cash distributions	Under our partnership agreement, we must distribute all of our cash on hand at the end of each quarter, less reserves established by our General Partner. We refer to this cash as “available cash,” and we define its meaning in our partnership agreement. On October 30, 2013, we declared a quarterly cash distribution for the quarter ended September 30, 2013 of $0.4875 per common unit, or $1.95 per common unit on an annualized basis, payable on November 14, 2013 to unitholders of record at the close of business on November 11, 2013. We intend to change our distribution payment policy from a quarterly payment schedule to a monthly payment schedule beginning with the distributions relating to the fourth quarter of 2013. Subject to the declaration by the board of directors of our General Partner of a cash distribution with respect to the fourth quarter of 2013, purchasers of the common units in this offering will receive their first cash distribution in January 2014.

Estimated ratio of taxable income to distributions	We estimate that if you own the common units you purchase in this offering through the record date for distributions for the quarter ending December 31, 2015, you will be allocated on a cumulative basis an amount of federal taxable income for that period that will be 25% or less of the cash distributed to you with respect to that period. If you continue to own common units purchased in this offering after that period, the ratio of allocable federal taxable income to cash distributions may be higher. Please read “Material U.S. Federal Income Tax Considerations” in this prospectus supplement for the basis of this estimate.

Eligible Holders and redemption	To comply with certain U.S. laws relating to the ownership of interests in oil and gas leases on federal lands, transferees may be required to fill out a properly completed transfer application certifying, and our General Partner, acting on our behalf, may at any time require each unitholder to re-certify, that the unitholder is an Eligible Holder. As used herein, an Eligible Holder means a person or entity qualified to hold an interest in oil and gas leases on federal lands. If a transferee or a common unitholder, as the case may be, is not an Eligible Holder, the transferee or common unitholder may not have any right to receive any distributions or allocations of income or loss on its common units or to vote its common units on any matter, and we have the right to redeem such common units at a price which is equal to the then-current market price of such common units. The redemption price will be paid in cash or by delivery of a promissory note, as determined by our General Partner. Please read “The Partnership Agreement—Non-Eligible Holders; Redemption” in the accompanying prospectus.

Listing and trading symbol	Our common units are traded on the NASDAQ Global Select Market under the symbol “BBEP.”

Risk factors	Investing in our common units involves risks. Please read “Risk Factors” on page S-12 of this prospectus supplement, page 6 of the accompanying prospectus and in the documents incorporated by reference, as well as the other cautionary statements throughout this prospectus, for a discussion of factors you should carefully consider before deciding to invest in our common units.

RISK FACTORS

Investing in our common units involves risk. Before making an investment decision, you should carefully consider the risk factors discussed or incorporated by reference in this prospectus supplement, together with all of the other information included, or incorporated by reference, in this prospectus supplement or to which we refer you, including the risk factors and other cautionary statements described under the heading “Risk Factors” included in Item 1A of Part I of our 2012 Annual Report and in Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013, each of which is incorporated by reference in this prospectus. If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected. Also, please read “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus supplement and the accompanying prospectus.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $289.3 million from this offering, after deducting underwriting discounts and commissions and estimated offering expenses. If the underwriters exercise their option to purchase additional common units in full, we expect to receive net proceeds from this offering of approximately $332.8 million, after deducting underwriting discounts and commissions and estimated offering expenses.

We intend to use the net proceeds from this offering to reduce outstanding borrowings under our bank credit facility. As of September 30, 2013 and November 11, 2013, there were outstanding borrowings of approximately $1,090 million and $1,131 million, respectively, under our bank credit facility. At September 30, 2013, the one-month LIBOR interest rate plus an applicable spread was 2.4306% on the one-month LIBOR portion of $1,087 million and the prime rate plus an applicable spread was 4.50% on the prime portion of $3 million. At September 30, 2013, we had $15.2 million of unamortized debt issuance costs related to our credit facility. On a pro forma as adjusted basis, as of September 30, 2013, we would have had approximately $598.3 million available for borrowing under our bank credit facility upon completion of this offering and after using the net proceeds to reduce our bank debt.

We financed acquisitions in July 2013 using borrowings under our bank credit facility. On July 15, 2013, we completed the acquisition of the Whiting Assets from WOGC for a purchase price of approximately $833 million in cash, subject to post-closing adjustments. Also, in July 2013, we completed the acquisitions of additional interests in certain of the acquired assets in the Oklahoma Panhandle from other sellers for an additional $30 million, subject to customary post-closing adjustments.

In February 2013, we sold approximately 14.95 million of our common units resulting in net proceeds of $285.0 million. We used the net proceeds from these offerings to reduce outstanding borrowings under our bank credit facility.

As of December 31, 2012, we had a $1.5 billion bank credit facility with a maturity date of May 9, 2016 and a borrowing base of $1.0 billion with a total lender commitment of $900 million. On July 15, 2013, we entered into the Ninth Amendment to the Second Amended and Restated Credit Agreement (the “Ninth Amendment”), which provides for an increased borrowing base of $1.5 billion with a total lender commitment of $1.4 billion. The Ninth Amendment also provided for an increase in the Aggregate Maximum Credit Amount (as defined in our bank credit facility) from $1.5 billion to $3 billion, increased flexibility for the Total Leverage Ratio (which is total indebtedness to EBITDAX) for the next five quarters and a new Senior Secured Leverage Ratio (which is senior secured indebtedness to EBITDAX) that will be applied through the second quarter of 2014, absent any refinancing.

The Ninth Amendment requires us to maintain a Total Leverage Ratio as of the last day of each fiscal quarter, for the four fiscal quarters ending on such date, of no greater than 4.75 to 1.00 through the first quarter of 2014, no greater than 4.50 to 1.00 through the second quarter of 2014, no greater than 4.25 to 1.00 through the third quarter of 2014 and thereafter no greater than 4.00 to 1.00. We also are required to maintain a Senior Secured Leverage Ratio as of the last day of each fiscal quarter, for the four fiscal quarters ending on such date, of no greater than 3.00 to 1.00 through the fourth quarter of 2013 and no greater than 2.75 to 1.00 through the second quarter of 2014. The numerator of each of these ratios automatically decreases by .25 if we receive net cash proceeds from the issuance of common units in a cumulative amount of at least $175 million. Upon the receipt of net cash proceeds from the issuance of common units in a cumulative amount of at least $350 million, the numerator of the Total Leverage Ratio automatically decreases by an additional .50 (but in no event will the Total Leverage Ratio be reduced to less than 4.00 to 1.00), and the Senior Secured Leverage Ratio will cease to apply. Our borrowing base will be redetermined in November 2013, and the next borrowing base redetermination is scheduled for April 2014.

Affiliates of certain of the underwriters are lenders under our bank credit facility and accordingly will receive a substantial portion of the net proceeds from this offering pursuant to the repayment of outstanding borrowings under such bank credit facility. Please read “Underwriting—FINRA Conduct Rules” in this prospectus supplement.

CAPITALIZATION

The following table shows our cash and capitalization as of September 30, 2013:

•	on a historical basis; and

•	on a pro forma as adjusted basis to reflect the consummation of this offering and the application of the net proceeds therefrom as described in “Use of Proceeds.”

This table is unaudited and should be read in conjunction with, and is qualified in its entirety by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and the related notes thereto in our 2012 Annual Report and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2013, June 30, 2013 and September 30, 2013, each of which is incorporated by reference in this prospectus.

	As of September 30, 2013
	Actual	Pro Forma, as adjusted
	(in millions)
Cash	$2.8	$2.8

Long-term debt:
Bank credit facility(a)	$1,090.0	$800.7
8.625% Senior Notes due 2020(b)	301.5	301.5
7.875% Senior Notes due 2022(c)	454.2	454.2

Total long-term debt	1,845.7	1,556.4
Equity:
Partners’ equity	1,766.3	2,055.6
Non-controlling interest	—	—
Total equity	1,766.3	2,055.6

Total capitalization	$3,612.0	$3,612.0

(a)	As of November 11, 2013, there were outstanding borrowings of approximately $1,131 million under our bank credit facility.
(b)	Net of unamortized discount of approximately $3.5 million.
(c)	Includes unamortized premium of approximately $4.2 million.

PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

Our common units are listed on the NASDAQ Global Select Market under the trading symbol “BBEP.” On November 12, 2013, the last reported sales price of our common units on the NASDAQ Global Select Market was $19.06 per unit. As of each of September 30, 2013 and November 5, 2013, we had issued and outstanding 99,679,860 and 99,679,860 common units, respectively, which were held by approximately 77,000 holders of record.

The following table sets forth the range of high and low intraday sales prices of the common units on the NASDAQ Global Select Market, as well as the amount of cash distributions paid per common unit, for each calendar quarter.

	Sales Price		Cash Distribution Per Common Unit(a)
	High	Low
Year ending December 31, 2013
Fourth Quarter (through November 12, 2013)	$19.75	$17.10		(b)
Third Quarter	18.87	14.01	$0.4875	(c)
Second Quarter	20.94	16.65	0.4800
First Quarter	21.75	18.75	0.4750
Year ending December 31, 2012
Fourth Quarter	$20.47	$16.90	$0.4700
Third Quarter	19.85	16.51	0.4650
Second Quarter	19.20	16.06	0.4600
First Quarter	20.19	18.65	0.4550
Year ended December 31, 2011
Fourth Quarter	$19.17	$15.75	$0.4500
Third Quarter	20.00	15.00	0.4350
Second Quarter	22.69	19.01	0.4225
First Quarter	23.14	19.50	0.4175

(a)	Represents cash distributions attributable to the quarter. Cash distributions declared in respect of a calendar quarter are paid in the following calendar quarter.
(b)	The cash distribution for this quarter has not yet been declared.
(c)	The cash distribution for this quarter will be paid on November 14, 2013 to unitholders of record on November 11, 2013. Purchasers of the common units in this offering will not receive the cash distribution for the quarter ended September 30, 2013. We intend to change our distribution payment policy from a quarterly payment schedule to a monthly payment schedule beginning with the distributions relating to the fourth quarter of 2013. Subject to the declaration by the board of directors of our General Partner of a cash distribution with respect to the fourth quarter of 2013, purchasers of the common units in this offering will receive their first cash distribution in January 2014.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The tax consequences to you of an investment in our common units will depend in part on your own tax circumstances. For a discussion of the material U.S. federal income tax considerations associated with our operations and the purchase, ownership and disposition of common units, please read “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus and “Tax Risks to Unitholders” in our 2012 Annual Report. You are urged to consult with your own tax advisor about the federal, state, local and foreign tax consequences particular to your circumstances.

Estimated Ratio of Taxable Income to Distributions

We estimate that a purchaser of common units in this offering who owns those common units from the date of closing of this offering through the record date for distributions for the period ending December 31, 2015, will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be 25% or less of the cash distributed with respect to that period. Thereafter, we anticipate that the ratio of taxable income to cash distributions to the unitholders will increase. These estimates are based upon the assumption that earnings from operations will approximate the amount required to make the minimum quarterly distribution on all units and other assumptions with respect to capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond our control. Further, the estimates are based on current federal income tax law and federal income tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct. The actual ratio of taxable income to cash distributions could be higher or lower than expected, and any differences could be material and could materially affect the value of the common units. For example, the ratio of allocable taxable income to cash distributions to a purchaser of common units in this offering will be higher, and perhaps substantially higher, than our estimate with respect to the period described above if:

•	gross income from operations exceeds the amount required to make the current quarterly distribution on all common units, yet we only distribute the current quarterly distribution on all common units;

•

we make a future offering of common units and use the proceeds of such offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of such offering or to acquire property that is not eligible for depreciation or depletion for U.S. federal income tax purposes or that is depreciable or depletable at a rate significantly slower than the rate applicable to our assets at the time of such offering;

•	we drill fewer well locations than we anticipate or spend less than we anticipate in connection with our drilling and completion activities contemplated in our capital budget; or

•

legislation is enacted that limits or repeals certain U.S. federal income tax preferences currently available to oil and gas exploration and production companies (please read “Material U.S. Federal Income Tax Considerations—Tax Treatment of Operations—Oil and Natural Gas Taxation—Recent Legislative Developments” in the accompanying prospectus).

Alternative Minimum Tax

Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss, or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $179,500 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax Rates

Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 39.6% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than one year) of individuals is 20.0%. However, these rates are subject to change by new legislation at any time.

In addition, a 3.8% net investment income tax (“NIIT”) applies to certain net investment income earned by individuals, estates, and trusts. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income from all investments, or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if married filing separately) or $200,000 (if the unitholder is unmarried or in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Recent Legislative Developments

The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing U.S. federal income tax laws that affect publicly traded partnerships. Currently, one such legislative proposal would eliminate the qualifying income exception upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. Please read “Material U.S. Federal Income Tax Considerations—Partnership Status” in the accompanying prospectus. We are unable to predict whether any such legislation will ultimately be enacted. However, it is possible that a change in law could affect us and may, if enacted, be applied retroactively. Any such changes could negatively impact the value of an investment in our common units.

The Obama Administration’s budget proposal for fiscal year 2014 includes proposals that would, among other things, eliminate or reduce certain key U.S. federal income tax incentives currently available to oil and natural gas exploration and production companies. These changes include, but are not limited to, (i) the repeal of the percentage depletion allowance for oil and natural gas properties, (ii) the elimination of current deductions for intangible drilling and development costs and certain environmental clean-up costs, (iii) the elimination of the deduction for certain domestic production activities, and (iv) an extension of the amortization period for certain geological and geophysical expenditures. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could become effective. The passage of any legislation as a result of these proposals or any other similar changes in U.S. federal income tax laws could eliminate or postpone certain tax deductions that are currently available with respect to oil and natural gas exploration and development, and any such change could increase the taxable income allocable to our unitholders and negatively impact the value of an investment in our units.

Tax-Exempt Organizations and Other Investors

Ownership of common units by tax-exempt entities, including employee benefit plans, individual retirement accounts and foreign investors raises issues unique to such persons. Please read “Material U.S. Federal Income Tax Considerations—Tax-Exempt Organizations and Other Investors” in the accompanying prospectus.

UNDERWRITING

Citigroup Global Markets Inc., Barclays Capital Inc., Morgan Stanley & Co. LLC, Raymond James & Associates, Inc., RBC Capital Markets, LLC, UBS Securities LLC and Wells Fargo Securities, LLC are acting as joint book-running managers of the underwritten offering and representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement, each underwriter named below has agreed to purchase severally and not jointly, and we have agreed to sell to that underwriter, the number of common units set forth opposite the underwriter’s name.

Underwriter	Number of Common Units
Citigroup Global Markets Inc.	1,567,500
Barclays Capital Inc.	1,567,500
Morgan Stanley & Co. LLC.	1,567,500
Raymond James & Associates, Inc.	1,567,500
RBC Capital Markets, LLC	1,567,500
UBS Securities LLC	1,567,500
Wells Fargo Securities, LLC	1,567,500
Merrill Lynch Pierce, Fenner & Smith Incorporated	1,196,250
J.P. Morgan Securities LLC	1,196,250
Robert W. Baird & Co. Incorporated	536,250
Oppenheimer & Co. Inc.	536,250
Stifel, Nicolaus & Company, Incorporated	536,250
Wunderlich Securities, Inc.	536,250
Janney Montgomery Scott LLC	247,500
Ladenburg Thalmann & Co. Inc.	247,500
MLV & Co. LLC	247,500
Global Hunter Securities, LLC	123,750
J.J.B. Hilliard, W.L. Lyons, LLC	123,750

Total	16,500,000

The underwriting agreement provides that the obligations of the underwriters to purchase the common units included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the common units (other than those covered by the option to purchase additional common units described below) if they purchase any of the common units.

Option to Purchase Additional Common Units

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 2,475,000 additional common units at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional common units approximately proportionate to that underwriter’s initial purchase commitment.

Underwriting Discounts and Expenses

The underwriters propose to offer some of the common units directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the common units to dealers at the public offering price less a concession not to exceed $0.40 per common unit. If all of the common units are not sold at the initial offering price, the underwriters may change the public offering price and the other selling terms. All compensation received by the underwriters in connection with this offering will not exceed 8% of the gross offering proceeds.

The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional common units.

	No Exercise	Full Exercise
Per Unit	$0.66	$0.66
Total	$10,890,000	$12,523,500

We estimate that our total expenses of this offering, excluding the underwriting discounts, will be approximately $400,000.

Lock-Up Agreements

We, our General Partner and certain of its affiliates, including the directors and officers of our General Partner and BreitBurn Energy Corporation, have agreed not to, without the prior written consent of Citigroup Global Markets Inc., on behalf of the underwriters, (1) offer for sale, sell, pledge (other than a pledge currently existing as of the date hereof) or otherwise dispose of any common units or securities convertible into or exercisable or exchangeable for common units or sell or grant options, rights or warrants with respect to any common units or securities convertible into or exchangeable for common units, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of common units, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common units or such other securities, in cash or otherwise, (3) file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of common units or securities convertible into or exercisable or exchangeable for common units or any of our other equity securities (other than any registration statement on Form S-8 or any registration statement on Form S-3) or (4) publicly disclose the intention to do any of the foregoing, for a period of 45 days from the date of this prospectus supplement. The restrictions described in this paragraph do not apply to, among other things:

•

the sale by us, our General Partner and certain of its affiliates, including the directors and officers of our General Partner and BreitBurn Energy Corporation of, in the aggregate, no more than 300,000 common units;

•	the sale of common units to the underwriters pursuant to the underwriting agreement;

•	the issuance by us of common units upon the exercise or conversion of a security outstanding on the date of this prospectus supplement, including grants of restricted phantom units;

•	the grant of options pursuant to option plans existing on the date hereof;

•	the issuance by us of common units pursuant to employee compensation plans existing on the date of this prospectus supplement; or

•

the issuance by us of common units or securities convertible into or exchangeable for common units as consideration for any merger or acquisition made by us provided that the recipient agrees to be bound by these restrictions.

Citigroup Global Markets Inc., in its discretion, may release the common units and the other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common units and the other securities from lock-up agreements, Citigroup Global Markets Inc. will consider, among other factors, the unitholder’s reasons for requesting the release, the number of common units and other securities for which the release is being requested and the market conditions at the time.

Subject to certain conditions, in the case of directors and officers of our General Partner and BreitBurn Energy Corporation, the foregoing agreement shall not apply to (1) transactions relating to common units or other securities acquired in open market transactions after the completion of this offering, (2) transfers of common units or any security convertible into common units as a bona fide gift or (3) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of common units.

Listing

Our common units are listed on the NASDAQ Global Select Market under the symbol “BBEP.”

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in the common units on the NASDAQ Global Select Market in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of common units and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid that bid must be lowered when specified purchase limits are exceeded.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the representatives, on behalf of the underwriters, may purchase and sell common units in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common units in excess of the number of common units to be purchased by the underwriters in this offering, which creates a syndicate short position. “Covered” short sales are sales of common units made in an amount up to the number of common units represented by the underwriters’ option to purchase additional common units. In determining the source of common units to close out the covered syndicate short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase units through the option to purchase additional common units. Transactions to close out the covered syndicate short position involve either purchases of the common units in the open market after the distribution has been completed or the exercise of the option to purchase additional common units. The underwriters may also make “naked” short sales of common units in excess of the option to purchase additional common units. The underwriters must close out any naked short position by purchasing common units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of bids for or purchases of common units in the open market while this offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives repurchase common units originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the common units. They may also cause the price of the common units to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NASDAQ Global Select Market or in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

FINRA Conduct Rules

The underwriters and their affiliates have performed investment and commercial banking and advisory services for us and our affiliates from time to time for which they have received customary fees and expenses. The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. As described in “Use of Proceeds,” all of the net proceeds from this offering will be used to repay outstanding borrowings under our bank credit facility. Because affiliates of Citigroup Global Markets Inc., Barclays Capital Inc., RBC Capital Markets, LLC, Wells Fargo Securities, LLC and J.P. Morgan Securities LLC are lenders under our bank credit facility, these underwriters or their affiliates will receive a substantial portion of the net proceeds of this offering (not including underwriting discounts and commissions) pursuant to the repayment of outstanding borrowings thereunder. In addition, Wells Fargo Bank, National Association serves as the administrative agent under our bank credit facility and certain other affiliates of the underwriters serve additional roles under that facility, such as co-documentation agent and co-syndication agent, for which they have received customary fees and reimbursement of expenses. Because the Financial Industry Regulatory Authority, or FINRA, views our common units as interests in a direct participation program, this offering is being made in compliance with Rule 2310 of the FINRA Rules. Investor suitability with respect to the common units will be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

Electronic Distribution

This prospectus supplement and the accompanying prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The underwriters may agree to allocate a number of common units for sale to their online brokerage account holders. The common units will be allocated to underwriters that may make internet distributions on the same basis as other allocations. In addition, common units may be sold by the underwriters to securities dealers who resell common units to online brokerage account holders.

Other than this prospectus supplement and the accompanying prospectus in electronic format, information contained in any website maintained by an underwriter is not part of this prospectus supplement or the accompanying prospectus or registration statement of which the accompanying prospectus forms a part, has not been endorsed by us and should not be relied on by investors in deciding whether to purchase common units. The underwriters are not responsible for information contained in websites that they do not maintain.

Indemnification

We and certain of our affiliates have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribute to payments the underwriters may be required to make because of any of these liabilities.

LEGAL MATTERS

The validity of the common units offered by this prospectus supplement will be passed on by Vinson & Elkins L.L.P. Certain legal matters in connection with the common units offered hereby will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas.

Members of Vinson & Elkins L.L.P. involved in this offering beneficially own approximately 4,000 common units representing limited partner interests in us.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K/A, dated August 23, 2013, of BreitBurn Energy Partners L.P. for the year ended December 31, 2012 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion from management’s assessment of internal control over financial reporting as of December 31, 2012 of the oil and natural gas properties acquired from American Energy Operations, Inc., CrownRock, L.P., Lynden USA Inc., and Piedra Energy I, LLC) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited Statement of Revenues and Direct Operating Expenses for the year ended December 31, 2011 relating to the assets acquired pursuant to the November 21, 2012 Contribution Agreement with American Energy Operations, Inc., included as Exhibit 99.2 in BreitBurn Energy Partners L.P.’s Current Report on Form 8-K dated December 6, 2012, has been so incorporated by reference in this prospectus in reliance on the report of Hutchinson and Bloodgood, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The statements of revenues and direct operating expenses of certain oil and gas producing properties and the related gathering and processing assets located in the Postle and Northeast Hardesty fields in Texas County, Oklahoma of Whiting Oil and Gas Corporation, a wholly owned subsidiary of Whiting Petroleum Corporation, for each of the three years in the period ended December 31, 2012, incorporated in this Prospectus by reference from BreitBurn Energy Partners L.P.’s Current Report on Form 8-K/A dated August 29, 2013, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated herein by reference, and are incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information for the periods ended June 30, 2013 and 2012, which is incorporated herein by reference, Deloitte & Touche LLP, independent auditors, have applied limited procedures in accordance with auditing standards generally accepted in the United States of America for a review of such information. However, as stated in their report included in BreitBurn Energy Partners L.P.’s Current Report on Form 8-K/A dated August 29, 2013 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933.

The information included or incorporated by reference in this prospectus, including the information included or incorporated by reference in the Annual Report on Form 10-K of BreitBurn Energy Partners L.P. for the year ended December 31, 2012, concerning estimates of our oil and gas reserves was prepared by Netherland, Sewell & Associates, Inc. and Schlumberger Technology Corporation, independent engineering firms, and has been included herein upon the authority of each such firm as experts.

PROSPECTUS

BREITBURN ENERGY PARTNERS L.P.

Common Units

BREITBURN ENERGY PARTNERS L.P.

BREITBURN FINANCE CORPORATION

BREITBURN GP, LLC

BREITBURN MANAGEMENT COMPANY, LLC

BREITBURN OPERATING L.P.

BREITBURN OPERATING GP, LLC

ALAMITOS COMPANY

BREITBURN FLORIDA LLC

BREITBURN FULTON LLC

GTG PIPELINE LLC

MERCURY MICHIGAN COMPANY, LLC

PHOENIX PRODUCTION COMPANY

PREVENTIVE MAINTENANCE SERVICES LLC

TERRA ENERGY COMPANY LLC

TERRA PIPELINE COMPANY LLC

BEAVER CREEK PIPELINE, L.L.C.

Debt Securities

Guarantees of Debt Securities

We may offer, from time to time, in one or more series, the following securities under this prospectus:

•	Common Units representing limited partner interests in BreitBurn Energy Partners L.P.; and

•	Debt Securities, which may be senior debt securities or subordinated debt securities.

BreitBurn Finance Corporation, and certain subsidiaries of BreitBurn Energy Partners L.P. identified above, may act as co-issuer of the Debt Securities. If a series of Debt Securities is guaranteed, such series will be fully and unconditionally guaranteed by substantially all of the domestic wholly owned subsidiaries of BreitBurn Energy Partners L.P.

We may offer and sell these securities to or through one or more underwriters, dealers, and agents on a continuous or delayed basis. This prospectus describes the general terms of these securities and the general manner in which we will offer the securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the securities.

You should carefully read this prospectus and any prospectus supplement before you invest. You should also read the documents we refer to in the “Where You Can Find More Information” section of this prospectus for information on us and our financial statements.

Investing in our securities involves risks. Limited partnerships are inherently different from corporations. You should carefully consider each of the risk factors described under “Risk Factors” beginning on page 6 of this prospectus and in the applicable prospectus supplement and in the documents incorporated herein and therein before you make an investment in our securities.

Our common units are traded on the Nasdaq Global Select Market under the symbol “BBEP.” We will provide information in the prospectus supplement for the trading market, if any, for any debt securities we may offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 18, 2012.

You should rely only on the information contained in or incorporated by reference into this prospectus and any prospectus supplement. We have not authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement are not an offer to sell, nor a solicitation of an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we and BreitBurn Finance Corporation have filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process or continuous offering process. Under this shelf registration process, we may, from time to time, sell the securities described in this prospectus in one or more offerings. Each time we offer securities, we will provide you with this prospectus and a prospectus supplement that will describe, among other things, the specific amounts and prices of the securities being offered and the terms of the offering, including, in the case of debt securities, the specific terms of the securities.

The prospectus supplement may include additional risk factors or other special considerations applicable to those securities and may also add, update or change information in this prospectus. Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. Please read “Where You Can Find More Information.” You are urged to read this prospectus and any prospectus supplements relating to the securities offered to you, together with the additional information described under the heading “Where You Can Find More Information,” carefully before investing in our common units or debt securities. To the extent information in this prospectus is inconsistent with information contained in a prospectus supplement, you should rely on the information in the prospectus supplement.

The following information should help you understand some of the conventions used in this prospectus:

•	The “Partnership,” “we,” “our,” “us” or like terms mean BreitBurn Energy Partners L.P. and its subsidiaries.

•	References to “BreitBurn GP,” “the general partner” or “our general partner” refer to BreitBurn GP, LLC, the general partner of the Partnership and our wholly owned subsidiary.

•	References to “BreitBurn Management” refer to BreitBurn Management Company, LLC, our wholly owned subsidiary.

•	References to “BreitBurn Operating” refer to BreitBurn Operating L.P., our wholly owned subsidiary.

ABOUT BREITBURN ENERGY PARTNERS L.P.

We are an independent oil and gas partnership focused on the acquisition, exploitation and development of oil and gas properties in the United States.

Our principal executive offices are located at 515 South Flower Street, Suite 4800, Los Angeles, California 90071, and our phone number is (213) 225-5900. Our website is located at http://www.breitburn.com. We make our periodic reports and other information filed with or furnished to the SEC available free of charge through our website as soon as reasonably practicable. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus unless specifically so designated and filed with the SEC.

For additional information as to our business, properties and financial condition, please refer to the documents cited in “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports and other information with the SEC. You may read and copy any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding us. The SEC’s web site is at http://www.sec.gov.

We also make available free of charge on our internet website at http://www.breitburn.com all of the documents that we file with or furnish to the SEC as soon as reasonably practicable after we electronically file such material with the SEC. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website as part of this prospectus unless specifically so designated and filed with the SEC.

We “incorporate by reference” information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus, and the information we file later with the SEC will automatically supersede this information. You should not assume that the information in this prospectus is current as of any date other than the date on the front page of this prospectus.

We incorporate by reference in this prospectus the documents listed below that we have previously filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2011 filed on February 29, 2012;

•	Our Quarterly Report on Form 10-Q for the three months ended March 31, 2012 filed on May 8, 2012;

•

Our Current Reports on Form 8-K filed on October 7, 2011, January 10, 2012, January 13, 2012, February 2, 2012, February 8, 2012, February 28, 2012, April 27, 2012, May 7, 2012, May 9, 2012 and May 11, 2012 and our Current Reports on Form 8-K/A filed on November 29, 2011 and March 27, 2012 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K); and

•

The description of our common units contained in our Registration Statement on Form 8-A filed on September 29, 2006, and including any other amendments or reports filed for the purpose of updating such description.

In addition, we incorporate by reference in this prospectus any future filings made by BreitBurn Energy Partners L.P. with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K), after the date on which the registration statement that includes this prospectus was initially filed with the SEC and until all offerings under this shelf registration statement are terminated.

You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

BreitBurn Energy Partners L.P.

515 South Flower Street, Suite 4800

Los Angeles, California 90071

Attention: Gregory C. Brown, Esq.

Executive Vice President and General Counsel

Tel: (213) 225-5900

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements included in this prospectus that are not historical facts are forward-looking statements. These statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “forecasts,” “could,” “will,” “recommends” and words of similar meaning. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Examples of these types of statements include those regarding:

•	estimates of oil and gas reserves recoverable in future years and related future net cash flows;

•	our outlook on oil and natural gas prices;

•	our outlook on the current financial markets and our ability to access the capital markets to fund capital and other expenditures;

•	the amount, nature and timing of capital expenditures and the availability of capital resources to fund capital expenditures;

•	our assessment of our counterparty risks and the ability of our counterparties to perform their future obligations;

•	the impact of political and regulatory inquiry;

•	assessments of hydrocarbon formations and potential resources;

•	exploitation, exploration, development and other plans for future operations, including the scope and cost of drilling and other operations;

•	production rates, timing and costs and sales volumes and prices;

•	revenues, earnings, cash flows, liabilities, capital expenditures, interest rates and other financial measures;

•	access to capital and anticipated liquidity;

•	the amount and timing of environmental and other contingent liabilities;

•	future or recommended cash distributions to unitholders; and

•	other statements regarding future events, conditions or outcomes.

Although these statements are based upon our current expectations and beliefs, they are subject to known and unknown risks and uncertainties that could cause actual results and outcomes to differ materially from those described in, or implied by, the forward-looking statements. In that event, our business, financial condition, results of operations or liquidity could be materially adversely affected, and investors in our securities could lose part or all of their investment. These risks and uncertainties include, among other things, the following:

•

inaccuracies in the estimated timing and amount of future production of oil and natural gas due to numerous factors, including permit delays or restrictions, weather, equipment failures, delays or lack of availability, unexpected subsurface or geologic conditions, lack of capital, increases in the costs of rented or contracted equipment, increases in labor costs, volumes of oil or gas greater or less than anticipated and changes in applicable regulations and laws;

•	unexpected problems with wells or other equipment, particularly in our Florida properties where production is concentrated in relatively few wells;

•

unexpected changes in operating costs and other expenses, including utilities, labor, transportation, well and oil field services, taxes, permit fees, regulatory compliance and other costs of operation;

•	decreases in oil and natural gas prices, including price discounts and basis differentials;

•	difficulties in accurately estimating the discovery, volumes, development potential and replacement of oil and natural gas reserves;

•	the impact of the current weak economic conditions on our business operations, financial condition and ability to raise capital;

•	variances in cash flow, liquidity and financial position;

•	a significant reduction in our borrowing base under our bank credit facility;

•	availability of funds from the capital markets and under our bank credit facility;

•	our level of indebtedness;

•	the ability of financial counterparties to perform or fulfill their obligations under existing agreements;

•	a write-down of our asset carrying values and oil and gas property impairment;

•	the discovery of previously unknown environmental issues;

•	changes in our business and financial strategy;

•	inaccuracies in estimating the amount, nature and timing of capital expenditures, including future development costs;

•	the inability to predict the availability and terms of capital;

•

issues with marketing of oil and natural gas, including lack of access to markets, changes in pipeline and transportation tariffs and costs, increases in minimum sales quality standards for oil or natural gas, changes in the supply-demand status of oil or gas in a given market area and the introduction of increased quantities of oil or natural gas into a given area due to new discoveries or new delivery systems;

•	the impact of weather limiting or damaging operations and the occurrence of natural disasters such as fires, floods, hurricanes, earthquakes and other catastrophic events and natural disasters;

•	the competitiveness of alternate energy sources or product substitutes;

•	technological developments;

•	changes in governmental regulation or taxation of the oil and natural gas industry, including changes potentially leading to increased costs and limited development opportunities;

•	changes in governmental regulation of derivatives;

•	developments in oil-producing and natural gas-producing countries potentially having significant effects on the price of oil and gas;

•	the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies;

•	the inability to execute strategic plans, expectations and objectives for future operations;

•	the inability to realize the expected financial or strategic goals of acquisitions; and

•	other factors described under the heading “Risk Factors” in this prospectus.

If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” included elsewhere in this prospectus, in our most recent Annual

Report on Form 10-K, including any amendments thereto, and, to the extent applicable, in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended. The risk factors and other factors included in this prospectus could cause our actual results to differ materially from those contained in any forward-looking statements.

All forward-looking statements, expressed or implied, included in this prospectus and attributable to us are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

We undertake no obligation to publicly update the forward-looking statements in this prospectus to reflect future events or circumstances. All such statements are expressly qualified by this cautionary statement.

RISK FACTORS

The nature of our business activities subjects us to certain hazards and risks. Additionally, limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in similar businesses. You should carefully consider the risk factors and all of the other information included in, or incorporated by reference into, this prospectus or any prospectus supplement, including those included in our most recent Annual Report on Form 10-K and, if applicable, in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, in evaluating an investment in our securities. If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our common units or debt securities could decline and you could lose all or part of your investment. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement. Also, please read “Cautionary Statement Regarding Forward-Looking Statements.”

USE OF PROCEEDS

Unless otherwise indicated to the contrary in an accompanying prospectus supplement, we will use the net proceeds from the sale of the securities covered by this prospectus for general partnership purposes, which may include debt repayment, future acquisitions, capital expenditures and additions to working capital.

Any specific allocation of the net proceeds of an offering of securities to a purpose will be determined at the time of the offering and will be described in a prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratio of earnings to fixed charges for the periods indicated on a consolidated historical basis. For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings (loss) from continuing operations before income taxes, plus fixed charges. Fixed charges consist of net interest expense (inclusive of write-off of deferred financing costs, interest expense related to make whole premium charge, less gain from termination of interest rate swap agreements) on all indebtedness, the amortization of deferred financing costs and interest associated with operating leases.

	BreitBurn Energy Partners L.P.
	Year Ended December 31,							Three Months Ended March 31, 2012
	2007		2008	2009		2010	2011
Ratio of earnings to fixed charges	—	(a)	11.51x	—	(b)	0.94x	2.57x	—	(c)

(a)	Earnings were inadequate to cover fixed charges by $68.0 million for the year ended December 31, 2007.
(b)	Earnings were inadequate to cover fixed charges by $181.8 million for the year ended December 31, 2009.
(c)	Earnings were inadequate to cover fixed charges by $64.6 million for the three months ended March 31, 2012.

DESCRIPTION OF THE COMMON UNITS

The Common Units

Our common units represent limited partner interests in BreitBurn Energy Partners L.P. The holders of common units are entitled to participate in partnership distributions and exercise the rights or privileges available to common unitholders under our partnership agreement. For a description of the rights and privileges of common unitholders under our partnership agreement, including voting rights, please read “The Partnership Agreement.”

Our common units trade on the Nasdaq Global Select Market under the symbol “BBEP.”

Restrictions on Ownership of Common Units

In order to comply with certain U.S. laws relating to the ownership of interests in oil and gas leases on federal lands, we have adopted requirements regarding our owners. Our partnership agreement requires that a transferee of common units properly complete and deliver to us a transfer application containing a certification as to a number of matters, including the status of the transferee, or all its owners, as being an Eligible Holder (as defined below under “— Transfer of Common Units”). If a transferee or a common unitholder, as the case may be, is not an Eligible Holder, the transferee or common unitholder may not have any right to receive any distributions or allocations of income or loss on its common units or to vote its common units on any matter and we have the right to redeem such common units at a price which is equal to the then-current market price of such common units. The redemption price will be paid in cash or by delivery of a promissory note, as determined by our general partner. Please read “— Transfer of Common Units” below and “The Partnership Agreement — Non-Eligible Holders; Redemption.”

Transfer Agent and Registrar

American Stock Transfer and Trust Company is the registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units except the following that must be paid by common unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes, and other governmental charges;

•	special charges for services requested by a common unitholder; and

•	other similar fees or charges.

There is no charge to common unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents, and each of their stockholders, directors, officers, and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Transfer of Common Units

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer is recorded in our books and records. Each transferee:

•	represents that the transferee has the capacity, power, and authority to become bound by our partnership agreement;

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement;

•	gives the consents and approvals contained in our partnership agreement; and

•	certifies that the transferee is an Eligible Holder.

As used in this prospectus, an Eligible Holder means a person or entity qualified to hold an interest in oil and gas leases on federal lands. As of the date hereof, an Eligible Holder means: (1) a citizen of the United States; (2) a corporation organized under the laws of the United States or of any state thereof; or (3) an association of United States citizens, such as a partnership or limited liability company, organized under the laws of the United States or of any state thereof, but only if such association does not have any direct or indirect foreign ownership, other than foreign ownership of stock in a parent corporation organized under the laws of the United States or of any state thereof. For the avoidance of doubt, onshore mineral leases or any direct or indirect interest therein may be acquired and held by aliens only through stock ownership, holding, or control in a corporation organized under the laws of the United States or of any state thereof and only for so long as the alien is not from a country that the United States federal government regards as denying similar privileges to citizens or corporations of the United States.

A transferee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holders’ rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to seek to become a substituted limited partner in our partnership for the transferred common units subject to the conditions of, and in the manner provided under, our partnership agreement.

Until a common unit has been transferred and recorded on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

DESCRIPTION OF DEBT SECURITIES

General

The debt securities will be:

•	our direct general obligations;

•	either senior debt securities or subordinated debt securities; and

•	issued under separate indentures among BreitBurn Energy Partners L.P., BreitBurn Finance Corporation, if it is a co-issuer of the debt securities, any subsidiary guarantors, and a trustee.

BreitBurn Energy Partners L.P. may issue debt securities in one or more series, and BreitBurn Finance Corporation may be a co-issuer of one or more series of debt securities. BreitBurn Finance Corporation was incorporated under the laws of the State of Delaware on June 1, 2009, is wholly owned by BreitBurn Energy Partners L.P., and has no material assets or any liabilities other than as a co-issuer of debt securities. Its activities are limited to co-issuing debt securities and engaging in other activities incidental thereto. When used in this section “Description of Debt Securities,” the terms “we,” “us,” “our,” and “issuers” refer jointly to BreitBurn Energy Partners L.P. and BreitBurn Finance Corporation, and the terms “BreitBurn Energy Partners L.P.” and “BreitBurn Finance” refer strictly to BreitBurn Energy Partners L.P. and BreitBurn Finance Corporation, respectively.

If we offer senior debt securities, we will issue them under a senior indenture. If we issue subordinated debt securities, we will issue them under a subordinated indenture. A form of each indenture is filed as an exhibit to the registration statement of which this prospectus is a part. We have not restated either indenture in its entirety in this description. You should read the relevant indenture because it, and not this description, controls the rights of holders of the debt securities. Capitalized terms used in the summary have the meanings specified in the indentures.

Specific Terms of Each Series of Debt Securities in the Prospectus Supplement

A prospectus supplement and a supplemental indenture or authorizing resolutions relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	whether BreitBurn Finance will be a co-issuer of the debt securities;

•	the guarantors of the debt securities, if any;

•	whether the debt securities are senior or subordinated debt securities;

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	the denominations in which the debt securities are issuable, if other than $1,000 and any integral multiple thereof;

•

whether we will issue the debt securities in individual certificates to each holder in registered form, or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

•	the prices at which we will issue the debt securities;

•	the portion of the principal amount that will be payable if the maturity of the debt securities is accelerated;

•	the currency or currency unit in which the debt securities will be payable, if not U.S. dollars;

•	the date or dates on which the principal of or premium, if any, on the debt securities will be payable;

•	the interest rate, if any, that the debt securities will bear and the interest payment dates for the debt securities;

•	any conversion or exchange provisions;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to redeem or otherwise repurchase the debt securities;

•	any changes to or additional events of default or covenants; and

•	any other terms of the debt securities.

We may offer and sell debt securities, including original issue discount debt securities, at a substantial discount below their principal amount. The prospectus supplement will describe special U.S. federal income tax and any other considerations applicable to those securities. In addition, the prospectus supplement may describe certain special U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency other than U.S. dollars.

Guarantees

If specified in the prospectus supplement respecting a series of debt securities, the subsidiaries of BreitBurn Energy Partners L.P. specified in the prospectus supplement will unconditionally guarantee to each holder and the trustee, on a joint and several basis, the full and prompt payment of principal of, premium, if any, and interest on the debt securities of that series when and as the same become due and payable, whether at stated maturity, upon redemption or repurchase, by declaration of acceleration or otherwise. If a series of debt securities is guaranteed, such series will be guaranteed by substantially all of the domestic wholly owned subsidiaries of BreitBurn Energy Partners L.P. The prospectus supplement will describe any limitation on the maximum amount of any particular guarantee and the conditions under which guarantees may be released.

The guarantees will be general obligations of the guarantors. Guarantees of subordinated debt securities will be subordinated to the Senior Indebtedness of the guarantors on the same basis as the subordinated debt securities are subordinated to the Senior Indebtedness of BreitBurn Energy Partners L.P.

Consolidation, Merger or Asset Sale

Each indenture will, in general, allow each issuer to consolidate or merge with or into another domestic entity. It will also allow each issuer to sell, lease, transfer or otherwise dispose of all or substantially all of its assets to another domestic entity. If this happens, the remaining or acquiring entity must assume all of the issuer’s responsibilities and liabilities under the indenture, including the payment of all amounts due on the debt securities and performance of the issuer’s covenants in the indenture.

However, each indenture will impose certain requirements with respect to any consolidation or merger with or into an entity, or any sale, lease, transfer, or other disposition of all or substantially all of an issuer’s assets, including:

•	the remaining or acquiring entity must be organized under the laws of the United States, any state or the District of Columbia;

•	the remaining or acquiring entity must assume the issuer’s obligations under the indenture;

•	immediately after giving effect to the transaction, no Default or Event of Default (as defined under “— Events of Default and Remedies”) may exist; and

•

if the series of debt securities are guaranteed and if the issuer is not the remaining or acquiring entity, then each subsidiary guarantor, unless it is the remaining or acquiring entity, must confirm that its guarantee will continue to apply to the obligations under the debt securities and the indenture.

The remaining or acquiring entity will be substituted for the issuer in the indenture with the same effect as if it had been an original party to the indenture, and, except in the case of a lease, the issuer will be relieved from any further obligations under the indenture.

No Protection in the Event of a Change of Control

Unless otherwise set forth in the prospectus supplement, the debt securities will not contain any provisions that protect the holders of the debt securities in the event of a change of control of BreitBurn Energy Partners L.P. or our general partner or in the event of a highly leveraged transaction, whether or not such transaction results in a change of control of BreitBurn Energy Partners L.P. or our general partner.

Modification of Indentures

We may supplement or amend an indenture if the holders of a majority in aggregate principal amount of the outstanding debt securities of all series issued under the indenture affected by the supplement or amendment consent to it. Further, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive past defaults under the indenture and compliance by us with our covenants with respect to the debt securities of that series only. Those holders may not, however, waive any default in any payment on any debt security of that series or compliance with a provision that cannot be supplemented or amended without the consent of each holder affected. Without the consent of each outstanding debt security affected, no modification of the indenture or waiver may:

•	reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment, supplement, or waiver;

•	reduce the principal of or extend the fixed maturity of any debt security;

•	reduce the premium payable upon redemption or change the time of redemption of the debt securities;

•	reduce the rate of or extend the time for payment of interest on any debt security;

•

waive a Default or an Event of Default in the payment of principal of or premium, if any, or interest on the debt securities or a Default or an Event of Default in respect of a provision that cannot be amended without the consent of each affected holder;

•	except as otherwise permitted under the indenture, release any security that may have been granted with respect to the debt securities;

•	make any debt security payable in currency other than that stated in the debt security;

•

impair the right of any holder to receive payment of premium, if any, principal of and interest on such holder’s debt securities on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s debt securities;

•	in the case of any subordinated debt security, make any change in the subordination provisions that adversely affects the rights of any holder under those provisions;

•	make any change in the provisions of the indenture relating to waivers of past Defaults or Events of Default;

•	except as otherwise permitted in the indenture, release any guarantor from its obligations under its guarantee or the indenture or modify any guarantee in any manner adverse to the holders; or

•	make any change in the preceding amendment, supplement, and waiver provisions (except to increase any percentage set forth therein).

We may supplement or amend an indenture without the consent of any holders of the debt securities in certain circumstances, including:

•

to provide for the assumption of an issuer’s or guarantor’s obligations to holders of debt securities in the case of a merger or consolidation or disposition of all or substantially all of such issuer’s or guarantor’s assets;

•	to add any additional covenants and related Events of Default;

•	to cure any ambiguity, defect, or inconsistency;

•	to secure the debt securities and/or the guarantees;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	in the case of any subordinated debt security, to make any change in the subordination provisions that limits or terminates the benefits applicable to any holder of our Senior Indebtedness;

•	to make any changes that do not adversely affect the rights under the indenture of any holder of debt securities;

•	to add or release guarantors pursuant to the terms of the indenture;

•	to evidence or provide for the acceptance of appointment under the indenture of a successor trustee; or

•	to establish the form of terms of any series of debt securities.

Events of Default and Remedies

“Event of Default,” when used in an indenture, will mean any one or more of the following with respect to the debt securities of any series:

•

failure to pay when due the principal of or premium, if any, on any debt security of that series, whether or not, in the case of subordinated debt securities, the subordination provisions of the indenture prohibit such payment;

•

failure to pay, within 30 days of the due date, interest on any debt security of that series, whether or not, in the case of subordinated debt securities, the subordination provisions of the indenture prohibit such payment;

•

failure to pay when due any sinking fund payment with respect to any debt securities of that series, whether or not, in the case of subordinated debt securities, the subordination provisions of the indenture prohibit such payment;

•	failure on the part of the issuers to comply with the covenant described under “— Consolidation, Merger or Asset Sale;”

•

failure to perform any other covenant in the indenture that continues for 60 days (or 180 days in the case of a default in the covenant to file our SEC reports, or comparable information, with the trustee) after written notice is given to the issuers;

•	certain events of bankruptcy, insolvency, or reorganization; or

•	any other Event of Default provided under the terms of the debt securities of that series.

An Event of Default for a particular series of debt securities will not necessarily constitute an Event of Default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, premium, if any, or interest) if it considers such withholding of notice to be in the interests of the holders.

If an Event of Default described in the sixth bullet point above occurs, the entire principal of, premium, if any, and accrued interest on, all debt securities then outstanding will be due and payable immediately, without any declaration or other act on the part of the trustee or any holders. If any other Event of Default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of, and accrued interest on, all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority in aggregate principal amount of the debt securities of that series can rescind the declaration.

Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under either indenture at the request, order, or direction of any holders, unless the holders offer the trustee reasonable security or indemnity. If they provide this reasonable security or indemnification, the holders of a majority in aggregate principal amount of any series of debt securities may direct the time, method, and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred upon the trustee, for that series of debt securities.

No Limit on Amount of Debt Securities

Neither indenture will limit the amount of debt securities that we may issue, unless we indicate otherwise in a prospectus supplement. Each indenture will allow us to issue debt securities of any series up to the aggregate principal amount that we authorize.

Registration of Notes

We will issue debt securities of a series only in registered form, without coupons, unless otherwise indicated in the prospectus supplement.

Minimum Denominations

Unless the prospectus supplement states otherwise, the debt securities will be issued only in principal amounts of $1,000 each or integral multiples of $1,000.

No Personal Liability

None of the past, present, or future partners, incorporators, managers, members, directors, officers, employees, unitholders, or stockholders of either issuer, or any guarantor will have any liability for the obligations of the issuers or any guarantors under either indenture, the debt securities, or any guarantee or for any claim based on such obligations or their creation. Each holder of debt securities by accepting a debt security waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities. The waiver may not be effective under federal securities laws, however, and it is the view of the SEC that such a waiver is against public policy.

Payment and Transfer

The trustee will initially act as paying agent and registrar under each indenture. The issuers may change the paying agent or registrar without prior notice to the holders of debt securities, and the issuers or any of their subsidiaries may act as paying agent or registrar.

If a holder of debt securities has given wire transfer instructions to the issuers, the issuers will make all payments on the debt securities in accordance with those instructions. All other payments on the debt securities will be made at the corporate trust office of the trustee, unless the issuers elect to make interest payments by check mailed to the holders at their addresses set forth in the debt security register.

The trustee and any paying agent will repay to us upon request any funds held by them for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment as general creditors.

Exchange, Registration, and Transfer

Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount, and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for exchange or registration of transfer at the office of the registrar. The registrar will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that transaction.

We will not be required to:

•	issue, register the transfer of, or exchange debt securities of a series during a period of 15 days prior to the mailing of notice of redemption of that series; or

•	register the transfer of or exchange any debt security called for redemption, except the unredeemed portion of any debt security we are redeeming in part.

Provisions Relating only to the Senior Debt Securities

The senior debt securities will rank equally in right of payment with all of our other senior and unsubordinated debt. The senior debt securities will be effectively subordinated, however, to all of our secured debt to the extent of the value of the collateral for that debt. We will disclose the amount of our secured debt in the prospectus supplement.

Provisions Relating only to the Subordinated Debt Securities

Subordinated Debt Securities Subordinated to Senior Indebtedness

The subordinated debt securities will rank junior in right of payment to all of our Senior Indebtedness. “Senior Indebtedness” and “Designated Senior Indebtedness” will be defined in a supplemental indenture or authorizing resolutions respecting any issuance of a series of subordinated debt securities, and the definitions will be set forth in the prospectus supplement. If the subordinated debt securities are guaranteed by any of the subsidiaries of BreitBurn Energy Partners L.P., then the guarantees will be subordinated on like terms.

Payment Blockages

The subordinated indenture will provide that no payment of principal, interest, and any premium on the subordinated debt securities (or any related guarantee) may be made in the event:

•	we or our property (or any guarantor or its property) is involved in any liquidation, bankruptcy, or similar proceeding;

•

we (or any guarantor) fails to pay the principal, interest, any premium, or any other amounts on any of our (or its) Senior Indebtedness within any applicable grace period or the maturity of such Senior Indebtedness is accelerated following any other default, subject to certain limited exceptions set forth in the subordinated indenture; or

•

any other default on any of our (or any guarantor’s) Designated Senior Indebtedness occurs that permits immediate acceleration of its maturity, in which case a payment blockage on the subordinated debt securities will be imposed for a maximum of 179 days at any one time.

No Limitation on Amount of Senior Debt

The subordinated indenture will not limit the amount of Senior Indebtedness that we or any guarantor may incur, unless otherwise indicated in the prospectus supplement.

Book Entry, Delivery and Form

The debt securities of a particular series may be issued in whole or in part in the form of one or more global certificates that will be deposited with the trustee as custodian for The Depository Trust Company, New York, New York (“DTC”). This means that we will not issue certificates to each holder, except in the limited circumstances described below. Instead, one or more global debt securities will be issued to DTC, who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the debt securities. The participant will then keep a record of its clients who purchased the debt securities. Unless it is exchanged in whole or in part for a certificated debt security, a global debt security may not be transferred, except that DTC, its nominees, and their successors may transfer a global debt security as a whole to one another.

Beneficial interests in global debt securities will be shown on, and transfers of global debt securities will be made only through, records maintained by DTC and its participants.

DTC has provided us the following information: DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). DTC has Standard & Poor’s Ratings Services’ highest rating: AAA. The DTC rules applicable to its Direct Participants are on file with the SEC.

We will wire all payments on the global debt securities to DTC’s nominee. We, any guarantor, and the trustee will treat DTC’s nominee as the owner of the global debt securities for all purposes. Accordingly, we, any guarantor, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global debt securities to owners of beneficial interests in the global debt securities.

We understand that it is DTC’s current practice, upon receipt of any payment on the global debt securities, to credit Direct Participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global debt securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with debt securities on a record date, by using an omnibus proxy. Payments by Direct and Indirect Participants to owners of beneficial interests in the global debt securities, and voting by Direct and Indirect Participants, will be governed by the customary practices between such Participants and owners of beneficial interests, as is the case with debt securities held for the account of customers registered in “street name.” However, payments will be the responsibility of the Direct and Indirect Participants and not of DTC, the trustee, us, or any guarantor.

Debt securities represented by a global debt security will be exchangeable for certificated debt securities with the same terms in authorized denominations only if:

•

DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be eligible or in good standing under applicable law and in either event a successor depositary is not appointed by us within 90 days; or

•	an Event of Default occurs and DTC notifies the trustee of its decision to exchange the global debt security for certificated debt securities.

Satisfaction and Discharge; Defeasance

Each indenture will be discharged and will cease to be of further effect as to all outstanding debt securities of any series issued thereunder, when:

(a) either:

(1) all outstanding debt securities of that series that have been authenticated (except lost, stolen, or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the trustee for cancellation; or

(2) all outstanding debt securities of that series that have not been delivered to the trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise or will become due and payable at their stated maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee and in any case we have irrevocably deposited or caused to be irrevocably deposited with the trustee as trust funds in trust cash sufficient to pay and discharge the entire indebtedness of such debt securities not delivered to the trustee for cancellation, for principal, premium, if any, and accrued interest to the date of such deposit (in the case of debt securities that have been due and payable) or the stated maturity or redemption date;

(b) we have paid or caused to be paid all other sums payable by us under the indenture with respect to that series; and

(c) we have delivered an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

The debt securities of a particular series will be subject to legal or covenant defeasance to the extent, and upon the terms and conditions, set forth in the prospectus supplement.

Governing Law

Each indenture and all of the debt securities will be governed by the laws of the State of New York.

The Trustee

We will enter into the indentures with a trustee that is qualified to act under the Trust Indenture Act and with any other trustees chosen by us and appointed in a supplemental indenture for a particular series of debt securities. We may maintain a banking relationship in the ordinary course of business with our trustee and one or more of its affiliates.

Resignation or Removal of Trustee

If the trustee has or acquires a conflicting interest within the meaning of the Trust Indenture Act, the trustee must either eliminate its conflicting interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and the applicable indenture. Any resignation will require the appointment of a successor trustee under the applicable indenture in accordance with the terms and conditions of such indenture.

The trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the trustee with respect to the debt securities of such series.

Limitations on Trustee if It Is Our Creditor

Each indenture will contain certain limitations on the right of the trustee, in the event that it becomes a creditor of an issuer or a guarantor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

Certificates and Opinions to Be Furnished to Trustee

Each indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of an indenture, every application by us for action by the trustee must be accompanied by a certificate of certain of our officers and an opinion of counsel (who may be our counsel) stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by us.

THE PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of the First Amended and Restated Agreement of Limited Partnership of BreitBurn Energy Partners L.P., as amended, which is referred to in this prospectus as our partnership agreement. Our partnership agreement is available as described under “Where You Can Find More Information.” We will provide prospective investors with a copy of this agreement upon request at no charge.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to rights of holders of units, please read “Description of the Common Units,” and

•	with regard to allocations of taxable income, taxable loss and other matters, please read “Material U.S. Federal Income Tax Considerations.”

Organization and Duration

We were formed on March 23, 2006 and have a perpetual existence.

Purpose

Under our partnership agreement, we are permitted to engage, directly or indirectly, in any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided that our general partner may not cause us to engage, directly or indirectly, in any business activity that our general partner determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Although our general partner has the ability to cause us to engage in activities other than the acquisition, exploitation, development and production of oil and gas reserves, our general partner has no current plans to do so and, to the fullest extent permitted by law, may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or our limited partners. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Power of Attorney

Each limited partner, and each person who acquires a unit from a unitholder, by accepting the unit, automatically grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our general partner the authority to amend, and to make consents and waivers under, our partnership agreement. Please read “— Amendments to Our Partnership Agreement.”

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “— Limited Liability.”

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act (as defined in our partnership agreement) and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

•	to vote in the election of directors to the board of directors of our general partner or to remove or replace our general partner;

•	to approve some amendments to our partnership agreement; or

•	to take other action under our partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then our limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us and reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no clear precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the non-recourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, unless otherwise provided in our partnership agreement, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

Limitations on the liability of limited partners for the obligations of a limited partner have not been clearly established in many jurisdictions. If, by virtue of our partnership interest in our operating company or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to vote in the election of directors to the board of directors of our general partner or to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then our limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Voting Rights

On June 17, 2008, our general partner entered into an amendment to our partnership agreement, pursuant to which our limited partners were given a right to nominate and vote in the election of the directors to the board of directors of our general partner. An annual meeting of our limited partners for the election of directors to the board of directors of our general partner will be held in June of each year or at such other date and time as may be fixed from time to time by our general partner. The board of directors of our general partner has adopted a resolution fixing (subject to certain contingencies) the date of the annual meeting of our limited partners for the election of directors of the board of directors of our general partner for 2012 as June 21, 2012. Please read “— Meetings; Voting.”

The following is a summary of the unitholder vote required for the matters specified below.

Election of directors of our general partner	Our limited partners will vote together as a single class for the election of directors to the board of directors of our general partner. The limited partners entitled to vote will elect, by a plurality of the votes cast at such meeting, persons to serve as directors of our general partner who are nominated in accordance with the provisions of our partnership agreement. Please read “— Nomination of Directors.”

Issuance of additional units	No approval right. Please read “— Issuance of Additional Securities.”

Amendment of our partnership agreement	Certain amendments may be made by our general partner without the approval of our unitholders. Other amendments generally require the approval of a majority of our outstanding units. Please read “—Amendments to Our Partnership Agreement.”

Merger of the Partnership or the sale of all or substantially all of our assets	A majority of our outstanding units in certain circumstances. Please read “— Merger, Sale, or Other Disposition of Assets.”

Dissolution of the Partnership at the election of our general partner	A majority of our outstanding units. Please read “— Termination or Dissolution.”

Continuation of our business upon dissolution in certain circumstances	A majority of our outstanding units. Please read “— Termination or Dissolution.”

Board of Directors

The number of directors constituting the whole board of directors of our general partner may not be less than five or more than nine as established from time to time by a resolution adopted by a majority of the directors. The board of directors has been divided into three classes, Class I, Class II and Class III. Each director will serve for a three-year term as provided in our partnership agreement.

Meetings; Voting

An annual meeting of the limited partners for the election of directors to the board of directors of our general partner will be held in June of each year or at such other date and time as may be fixed from time to time by our general partner. The board of directors of our general partner has adopted a resolution fixing (subject to certain contingencies) the date of the annual meeting of our limited partners for the election of directors of the board of directors of our general partner for 2012 as June 21, 2012. Notice of the annual meeting will be given not less than 10 days nor more than 60 days prior to the date of such meeting.

The limited partners will vote together as a single class for the election of directors. The limited partners entitled to vote will elect by a plurality of the votes cast at such meeting persons to serve as directors on the board of directors of our general partner who are nominated in accordance with the provisions of our partnership agreement. The exercise by a limited partner of the right to elect the directors and any other rights afforded to such limited partner under our partnership agreement will be in such limited partner’s capacity as a limited partner of the Partnership and are not intended to cause a limited partner to be deemed to be taking part in the management and control of the business and affairs of the Partnership.

Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “— Issuance of Additional Securities.” However, our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to change management without the support of the board of directors of our general partner. If at any time any person or group, other than (a) our general partner and its affiliates, (b) a direct or subsequently approved transferee of our general partner or its affiliates, or (c) a person or group that acquires units with the prior approval of the board of directors of our general partner, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes except such units may be considered to be outstanding for purposes of the voluntary withdrawal of our general partner, as contemplated in our partnership agreement.

In addition, solely with respect to the election of directors, our partnership agreement provides that (x) our general partner and the Partnership will not be entitled to vote their units, if any, and (y) if at any time any person or group beneficially owns 20% or more of the outstanding Partnership securities of any class then outstanding and otherwise entitled to vote, then all Partnership securities owned by such person or group in excess of 20% of the outstanding Partnership securities of the applicable class may not be voted, and in each case, the foregoing units will not be counted when calculating the required votes for such matter and will not be deemed to be outstanding for purposes of determining a quorum for such meeting. Such units will not be treated as a separate class of Partnership securities for purposes of our partnership agreement. Notwithstanding the foregoing, the board of directors of our general partner may, by action specifically referencing votes for the election of directors, determine that the limitation set forth in clause (y) above will not apply to a specific person or group.

Except as described above, unitholders on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Units that are owned by Non-Eligible Holders will be voted by our general partner and our general partner will distribute the votes on those units in the same ratios as the votes of limited partners on other units are cast.

Any action that is required or permitted to be taken by our unitholders may be taken either at a meeting of the unitholders or, if authorized by our general partner, without a meeting if consents in writing describing the action so taken are signed by holders of the number of units as would be necessary to authorize or take that action at a meeting. Special meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting was called (including outstanding units deemed owned by the general partner), represented in person or by proxy, will constitute a quorum unless otherwise provided in our partnership agreement in connection with the election of directors to the board of directors of our general partner or unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Any notice, demand, request, report, or proxy material required or permitted to be given or made to record holders of units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Nomination of Directors

Nominations of persons for election to the board of directors of our general partner may be made at an annual meeting of the limited partners only (a) pursuant to our general partner’s notice of meeting (or any supplement thereto), (b) by or at the direction of the board of directors or any committee thereof, or (c) by any limited partner who (1) was a record holder at the time the notice provided for in our partnership agreement is delivered to our general partner, (2) is entitled to vote at the meeting, and (3) complies with the notice procedures set forth in our partnership agreement.

For any nominations brought before an annual meeting by a limited partner, the limited partner must give timely notice thereof in writing to our general partner. The notice must contain certain information as described in our partnership agreement. To be timely, a limited partner’s notice must be delivered to our general partner not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the limited partner must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Partnership or our general partner). The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a limited partner’s notice as described above.

In the event that the number of directors to be elected to the board of directors of our general partner is increased effective at the annual meeting and there is no public announcement by the Partnership or our general partner naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a limited partner’s notice will also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to our general partner not later than the close of business on the 10th day following the day on which such public announcement is first made by the Partnership or our general partner.

Nominations of persons for election to the board of directors also may be made at a special meeting of limited partners at which directors are to be elected in accordance with the provisions of our partnership agreement.

Only such persons who are nominated in accordance with the procedures set forth in our partnership agreement will be eligible to be elected at an annual or special meeting of limited partners to serve as directors. Notwithstanding the foregoing, unless otherwise required by law, if the limited partner (or a qualified representative of the limited partner) does not appear at the annual or special meeting of limited partners to present a nomination, such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by our general partner or the Partnership.

In addition to the provisions described above and in our partnership agreement, a limited partner must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder; provided, however, that any references in our partnership agreement to the Exchange Act or the rules promulgated thereunder are not intended to and do not limit any requirements applicable to nominations pursuant to our partnership agreement, and compliance with our partnership agreement is the exclusive means for a limited partner to make nominations.

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and on the terms and conditions established by our general partner without the approval of our unitholders.

It is possible that we will fund acquisitions through the issuance of additional common units, preferred units, or other equity securities. Holders of any additional common units, preferred units, or other equity securities we issue will be entitled to share equally with the then-existing holders of such common units, preferred units, or other equity securities in our cash distributions. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit the issuance by our subsidiaries of equity securities that may effectively rank senior to our common units.

The holders of units will not have a preemptive right to acquire additional units or other partnership securities.

Amendments to Our Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. However, to the fullest extent permitted by law, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. To adopt a proposed amendment, other than the amendments discussed below under “— No Unitholder Approval,” our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by our general partner and a majority of our outstanding common units.

Prohibited Amendments

Generally, no amendment may be made that would:

(a)	have the effect of reducing the voting percentage of outstanding units required to take any action under the provisions of our partnership agreement without the approval of holders of outstanding units whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced;

(b)	enlarge the obligations of any limited partner without its consent; or

(c)	enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable, or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which may be given or withheld at its option.

The provision of our partnership agreement restricting the amendments having the effects described in clauses (a) to (c) above can be amended upon the approval of the holders of at least 90% of the outstanding units.

No Unitholder Approval

Our general partner generally may make amendments to our partnership agreement without the approval of any limited partner or assignee to reflect:

(a)	a change in the name of the partnership, the location of the partnership’s principal place of business, the partnership’s registered agent, or its registered office;

(b)	the admission, substitution, withdrawal, or removal of partners in accordance with our partnership agreement;

(c)	a change that our general partner determines to be necessary or advisable to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that the partnership and its subsidiaries will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

(d)

an amendment that is necessary, in the opinion of our counsel, to prevent the partnership or our general partner or its directors, officers, agents, or trustees, from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

(e)	an amendment that our general partner determines to be necessary or appropriate in connection with the authorization of additional partnership securities or rights to acquire partnership securities;

(f)	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

(g)	an amendment effected, necessitated, or contemplated by a merger agreement or plan of conversion that has been approved under the terms of our partnership agreement;

(h)	any amendment that our general partner determines to be necessary or advisable in connection with the formation by the partnership of, or its investment in, any corporation, partnership, or other entity, as otherwise permitted by our partnership agreement;

(i)	a change in our fiscal year or taxable year and related changes;

(j)	certain mergers, conveyances or conversions set forth in our partnership agreement; and

(k)	any other amendments substantially similar to any of the matters described in (a) through (j) above or below.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner or assignee if our general partner determines, at its option, that those amendments:

•	do not adversely affect our limited partners (or any particular class of partnership interests as compared to other classes of partnership interests) in any material respect;

•

are necessary or appropriate to satisfy any requirements, conditions, or guidelines contained in any opinion, directive, order, ruling, or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•

are necessary or appropriate to facilitate the trading of our common units or to comply with any rule, regulation, guideline, or requirement of any securities exchange on which our common units are or will be listed for trading;

•	are necessary or advisable in connection with any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

•

are required to effect the intent expressed in the registration statement for our initial public offering or of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval

Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for U.S. federal income tax purposes in connection with any of the amendments described under “— No Unitholder Approval.” No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners. In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any class of outstanding units in relation to other classes of units will require the approval of at least a majority of the class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

A merger or consolidation of us requires the prior consent of our general partner. However, to the fullest extent permitted by law, our general partner will have no duty or obligation to consent to any merger or consolidation and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or the limited partners.

In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a majority of our outstanding common units, from causing us to, among other things, sell, exchange, or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation, or other combination, or approving on our behalf the sale, exchange, or other disposition of all or substantially all of the assets of our subsidiaries. Our general partner may, however, mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of our assets and the assets of our subsidiaries without that approval. Our general partner may also sell all or substantially all of our assets and the assets of our subsidiaries under a foreclosure or other realization upon those encumbrances without that approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to our partnership agreement, each of our units will be an identical unit of our partnership following the transaction, and the units to be issued in such merger do not exceed 20% of our outstanding units immediately prior to the transaction.

If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. The unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or the Delaware Act in the event of a conversion, merger, or consolidation, a sale of substantially all of our assets, or any other transaction or event.

Termination or Dissolution

We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

(a)	the election of our general partner to dissolve us, if approved by the holders of a majority of our outstanding common units;

(b)	there being no limited partners, unless we are continued without dissolution in accordance with the Delaware Act;

(c)	the entry of a decree of judicial dissolution of our partnership; or

(d)	the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor in accordance with our partnership agreement.

Upon a dissolution under clause (d) above, the holders of a majority of our outstanding units may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of a majority of our outstanding common units subject to receipt by us of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability of any limited partner; and

•

neither our partnership, our operating company, nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued without dissolution, the liquidator authorized to wind up our affairs will, acting with all the powers of our general partner that are necessary or appropriate, liquidate our assets. The proceeds of the liquidation will be applied as follows:

•	first, towards the payment of all of our creditors and the creation of a reserve for contingent liabilities; and

•	then, to all partners in accordance with the positive balance in the respective capital accounts.

Under some circumstances and subject to some limitations, the liquidator may defer liquidation or distribution of our assets for a reasonable period of time. If the liquidator determines that a sale would be impractical or would cause a loss to our partners, the liquidator may distribute assets in kind to our partners.

Special Provisions Regarding Affiliated Transactions

Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by the conflicts committee of the board of directors of our general partner will be permitted and deemed approved by all of our partners if:

•	on terms no less favorable to us than those generally provided to or available from unrelated third parties; or

•	“fair and reasonable” to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

Limited Call Right

If at any time our general partner and its affiliates hold more than 80% of the outstanding limited partner interests of any class, our general partner will have the right, but not the obligation, which it may assign in whole or in part to any of its affiliates or us, to purchase all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least ten but not more than 60 days’ notice. The purchase price in the event of this purchase is the greater of:

•

the highest price paid by either our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date our general partner first mails notice of its election to purchase the limited partner interests; and

•	the current market price of the limited partner interests of the class as of the date three days prior to the date that notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his units in the market. Please read “Material U.S. Federal Income Tax Considerations — Disposition of Units.”

Status as Limited Partner

By transfer of units in accordance with our partnership agreement, each transferee of units shall be admitted as a limited partner with respect to the transferred units when such transfer is reflected in our books and records. Except as described under “— Limited Liability,” the units will be fully paid, and unitholders will not be required to make additional contributions.

Non-Eligible Holders; Redemption

To comply with certain U.S. laws relating to the ownership of interests in oil and gas leases on federal lands, transferees may be required to fill out a properly completed transfer application certifying, and our general partner, acting on our behalf, may at any time require each unitholder to re-certify that the unitholder is an Eligible Holder. As used herein, an Eligible Holder means a person or entity qualified to hold an interest in oil and gas leases on federal lands. As of the date hereof, Eligible Holder means: (1) a citizen of the United States; (2) a corporation organized under the laws of the United States or of any state thereof; or (3) an association of United States citizens, such as a partnership or limited liability company, organized under the laws of the United States or of any state thereof, but only if such association does not have any direct or indirect foreign ownership, other than foreign ownership of stock in a parent corporation organized under the laws of the United States or of any state thereof. For the avoidance of doubt, onshore mineral leases or any direct or indirect interest therein may be acquired and held by aliens only through stock ownership, holding, or control in a corporation organized under the laws of the United States or of any state thereof and only for so long as the alien is not from a country that the United States federal government regards as denying similar privileges to citizens or corporations of the United States. This certification can be changed in any manner our general partner determines is necessary or appropriate to implement its original purpose.

If a transferee or unitholder, as the case may be:

•	fails to furnish a transfer application containing the required certification;

•	fails to furnish a re-certification containing the required certification within 30 days after request; or

•	provides a false certification;

then, as the case may be, such transfer will, to the fullest extent permitted by law, be void or we will have the right to redeem the units held by such unitholder. Further, the units held by such unitholder may not be entitled to any allocations of income or loss, distributions, or voting rights.

The purchase price will be paid in cash or delivery of a promissory note, as determined by our general partner. Any such promissory note will bear interest at the rate of 10% annually and be payable in three equal annual installments of principal and accrued interest, commencing one year after the redemption date.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, or similar events:

(a)	our general partner;

(b)	any departing general partner;

(c)	any person who is or was an affiliate of our general partner or any departing general partner;

(d)	any person who is or was an officer, director, member, partner, fiduciary, or trustee of us or our subsidiaries or any entity described in (a), (b), or (c) above or any affiliate of us or our subsidiaries;

(e)	any person who is or was serving as an officer, director, member, partner, fiduciary, or trustee of another person at the request of the general partner or any departing general partner or any affiliate of our general partner or any departing general partner provided that a person will not be an indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary, or custodian services; and

(f)	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agreed, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation, and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. The general partner is entitled to determine the expenses that are allocable to us.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his U.S. federal and state tax liability and filing his U.S. federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

A limited partner can, for a purpose reasonably related to the limited partner’s interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, obtain:

•	a current list of the name and last known address of each partner;

•	a copy of our tax returns;

•

information as to the amount of cash and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

•	copies of our partnership agreement, our certificate of limited partnership, amendments to either of them, and powers of attorney pursuant to which the foregoing have been executed;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets and other information the disclosure of which our general partner believes in good faith is not in our best interest or which we are required by law or by agreements with third parties to keep confidential.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section is a summary of the material U.S. federal, state and local tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins L.L.P., counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), existing and proposed Treasury regulations promulgated under the Internal Revenue Code (the “Treasury Regulations”), and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to BreitBurn Energy Partners L.P. and our operating subsidiaries.

The following discussion does not comment on all U.S. federal income tax matters affecting us or our unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens, or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts, employee benefit plans, real estate investment trusts, or mutual funds. Accordingly, we encourage each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the U.S. federal, state, local and non-U.S. tax consequences particular to him of the ownership or disposition of units.

No ruling has been or will be requested from the Internal Revenue Service (the “IRS”) regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions of Vinson & Elkins L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the units and the prices at which units trade. In addition, the costs of any contest with the IRS, principally legal, accounting, and related fees, will result in a reduction in cash available for distribution to our unitholders and thus will be borne indirectly by our unitholders. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of the representations made by us.

For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following specific U.S. federal income tax issues: (a) the treatment of a unitholder whose units are loaned to a short seller to cover a short sale of units (please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales”); (b) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “— Disposition of Units — Allocations Between Transferors and Transferees”); (c) whether percentage depletion will be available to a unitholder or the extent of the percentage depletion deduction available to any unitholder (please read “— Tax Treatment of Operations — Oil and Natural Gas Taxation — Depletion Deductions”); (d) whether the deduction related to U.S. production activities will be available to a unitholder or the extent of any such deduction to any unitholder (please read “— Tax Treatment of Operations — Oil and Natural Gas Taxation — Deduction for U.S. Production Activities”); and (e) whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read “— Tax Consequences of Unit Ownership — Section 754 Election”).

Partnership Status

A partnership is not a taxable entity and incurs no U.S. federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to him is in excess of the partner’s adjusted basis in his partnership interest.

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, transportation, and marketing of natural resources, including oil, gas, and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 2% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Vinson & Elkins L.L.P. is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.

No ruling has been or will be sought from the IRS, and the IRS has made no determination, as to our status or the status of our operating subsidiaries for U.S. federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Vinson & Elkins L.L.P. on such matters. It is the opinion of Vinson & Elkins L.L.P. that, based upon the Internal Revenue Code, its regulations, published revenue rulings, and court decisions and the representations described below, we will be classified as a partnership for U.S. federal income tax purposes.

In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied are:

(a)	Except for Phoenix Production Company and Alamitos Company, neither we nor any of our other operating subsidiaries has elected or will elect to be treated as a corporation;

(b)	For each taxable year, more than 90% of our gross income has been and will be income that Vinson & Elkins L.L.P. has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code; and

(c)	Each hedging transaction that we treat as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with oil, gas, or products thereof that are held or to be held by us in activities that Vinson & Elkins L.L.P. has opined or will opine result in qualifying income.

We believe that these representations have been true in the past and expect that these representations will be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then had distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital to the extent of the unitholder’s tax basis in his units, or taxable capital gain after the unitholder’s tax basis in his units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The discussion below is based on Vinson & Elkins L.L.P.’s opinion that we will be classified as a partnership for U.S. federal income tax purposes.

Limited Partner Status

Unitholders who have become limited partners of BreitBurn Energy Partners L.P. will be treated as partners of BreitBurn Energy Partners L.P. for U.S. federal income tax purposes. Also:

(a)	assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and

(b)	unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their units will be treated as partners of BreitBurn Energy Partners L.P. for U.S. federal income tax purposes. As there is no direct or indirect controlling authority addressing assignees of units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Vinson & Elkins L.L.P.’s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of units unless the units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those units.

A beneficial owner of units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for U.S. federal income tax purposes. Please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales.”

Income, gain, deductions, or losses would not appear to be reportable by a unitholder who is not a partner for U.S. federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for U.S. federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their tax consequences of holding units in BreitBurn Energy Partners L.P.

The references to “unitholders” in the discussion that follows are to persons who are treated as partners in BreitBurn Energy Partners L.P. for U.S. federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-Through of Taxable Income. We do not pay any U.S. federal income tax. Instead, each unitholder will be required to report on his U.S. federal income tax return his share of our income, gains, losses, and deductions without regard to whether we make cash distributions to him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of Distributions. Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the units, taxable in accordance with the rules described under “— Disposition of Units” below. Any reduction in a unitholder’s share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution by us of cash to that unitholder. To the extent our distributions cause a unitholder’s “at-risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “— Limitations on Deductibility of Losses.”

A decrease in a unitholder’s percentage interest in us because of our issuance of additional units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including recapture of intangible drilling costs, depletion, and depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (a) the non-pro rata portion of that distribution over (b) the unitholder’s tax basis (generally zero) for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Units. A unitholder’s initial tax basis for his units will be the amount he paid for the units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by depletion deductions taken by him to the extent such deductions do not exceed his proportionate share of the adjusted tax basis of the underlying producing properties, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read “— Disposition of Units — Recognition of Gain or Loss.”

Limitations on Deductibility of Losses. The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder, estate, trust, or corporate unitholder (if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations) to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than his tax basis. A unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his at-risk amount is subsequently increased, provided such losses do not exceed such unitholder’s tax basis in his units. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (a) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (b) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at-risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities. Moreover, a unitholder’s at-risk amount will decrease by the amount of the unitholder’s depletion deductions and will increase to the extent of the amount by which the unitholder’s percentage depletion deductions with respect to our property exceed the unitholder’s share of the tax basis of that property.

The at-risk limitation applies on an activity-by-activity basis, and in the case of gas and oil properties, each property is treated as a separate activity. Thus, a taxpayer’s interest in each oil or gas property is generally required to be treated separately so that a loss from any one property would be limited to the at-risk amount for that property and not the at-risk amount for all the taxpayer’s gas and oil properties. It is uncertain how this rule is implemented in the case of multiple oil and gas properties owned by a single entity treated as a partnership for U.S. federal income tax purposes. However, for taxable years ending on or before the date on which further guidance is published, the IRS will permit aggregation of oil or gas properties we own in computing a unitholder’s at-risk limitation with respect to us. If a unitholder were required to compute his at-risk amount separately with respect to each oil or gas property we own, he might not be allowed to utilize his share of losses or deductions attributable to a particular property even though he has a positive at-risk amount with respect to his units as a whole.

In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitation generally provides that individuals, estates, trusts, and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitation is applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will be available to offset only our passive income generated in the future and will not be available to offset income from other passive activities or investments (including our investments or a unitholder’s investments in other publicly traded partnerships), or a unitholder’s salary or active business income. If we dispose of all or only a part of our interest in an oil or gas property, unitholders will be able to offset their suspended passive activity losses from our activities against the gain, if any, on the disposition. Any previously suspended losses in excess of the amount of gain recognized will remain suspended. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

A unitholder’s share of our net income may be offset by any of our suspended passive losses attributable to him, but it may not be offset by any other current or carryover losses from such unitholder’s other passive activities, including those attributable to other publicly traded partnerships.

Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders for purposes of the investment interest deduction limitation. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity-Level Collections. If we are required or elect under applicable law to pay any U.S. federal, state, or local income tax on behalf of any unitholder or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. Subject to the terms of our partnership agreement, we are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder, in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction. In general, our items of income, gain, loss and deduction will be allocated among our unitholders in accordance with their percentage interests in us.

Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Internal Revenue Code to account for (a) any difference between the tax basis and fair market value of our assets at the time of an offering and (b) any difference between the tax basis and fair market value of any property contributed to us that exists at the time of such contribution, together, referred to in this discussion as the “Contributed Property.” The effect of these allocations, referred to as Section 704(c) Allocations, to a unitholder purchasing units from us in an offering will be essentially the same as if the tax bases of our assets were equal to their fair market value at the time of such offering. In the event we issue additional units or engage in certain other transactions in the future, we will make “reverse Section 704(c) Allocations,” similar to the Section 704(c) Allocations described above, to our unitholders immediately prior to such issuance or other transactions to account for the difference between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of such issuance or future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss, or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity,” will generally be given effect for U.S. federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.

Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in “— Section 754 Election,” “— Disposition of Units — Allocations Between Transferors and Transferees,” and “— Uniformity of Units,” allocations under our partnership agreement will be given effect for U.S. federal income tax purposes in determining a partner’s share of an item of income, gain, loss, or deduction.

Treatment of Short Sales. A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss, or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	all of these distributions would appear to be ordinary income.

Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder whose units are loaned to a short seller to cover a short sale of units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read “— Disposition of Units — Recognition of Gain or Loss.”

Alternative Minimum Tax. Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss, or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax Rates. Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 35% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than 12 months) of individuals is 15%. However, absent new legislation extending the current rates, beginning January 1, 2013, the highest marginal U.S. federal income tax rate applicable to ordinary income and long-term capital gains of individuals will increase to 39.6% and 20%, respectively. Moreover, these rates are subject to change by new legislation at any time.

In addition, a 3.8% Medicare tax on certain investment income earned by individuals, estates, and trusts is scheduled to apply for taxable years beginning after December 31, 2012. For these purposes, investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income from all investments, or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election. We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. The Section 743(b) adjustment does not apply to a person who purchases units directly from us, and it belongs only to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder’s inside basis in our assets will be considered to have two components: (a) his share of our tax basis in our assets (“common basis”) and (b) his Section 743(b) adjustment to that basis.

Where the remedial allocation method is adopted (which we have and will adopt as to our properties), the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b)

adjustment that is attributable to recovery property subject to depreciation under Section 168 of the Internal Revenue Code whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property’s unamortized book-tax disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. Please read “— Uniformity of Units.”

Although Vinson & Elkins L.L.P. is unable to opine as to the validity of this approach because there is no direct or indirect controlling authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized book-tax disparity, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “— Uniformity of Units.” A unitholder’s tax basis for his units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual’s income tax return) so that any position we take that understates deductions will overstate the unitholder’s basis in his units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “— Disposition of Units — Recognition of Gain or Loss.” The IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a built-in loss or a basis reduction is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our

Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year. We use the year ending December 31 as our taxable year and the accrual method of accounting for U.S. federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in his taxable income for his taxable year his share of more than twelve months of our income, gain, loss and deduction. Please read “— Disposition of Units — Allocations Between Transferors and Transferees.”

Oil and Natural Gas Taxation.

Depletion Deductions.

Subject to the limitations on deductibility of losses discussed above (please read “— Tax Consequences of Unit Ownership — Limitations on Deductibility of Losses”), unitholders will be entitled to deductions for the greater of either cost depletion or (if otherwise allowable) percentage depletion with respect to our oil and natural gas interests. Although the Internal Revenue Code requires each unitholder to compute his own depletion allowance and maintain records of his share of the adjusted tax basis of the underlying property for depletion and other purposes, we intend to furnish each of our unitholders with information relating to this computation for U.S. federal income tax purposes. Each unitholder, however, remains responsible for calculating his own depletion allowance and maintaining records of his share of the adjusted tax basis of the underlying property for depletion and other purposes.

Percentage depletion is generally available with respect to unitholders who qualify under the independent producer exemption contained in Section 613A(c) of the Internal Revenue Code. For this purpose, an independent producer is a person not directly or indirectly involved in the retail sale of oil, natural gas, or derivative products or the operation of a major refinery. Percentage depletion is calculated as an amount generally equal to 15% (and, in the case of marginal production, potentially a higher percentage) of the unitholder’s gross income from the depletable property for the taxable year. The percentage depletion deduction with respect to any property is limited to 100% of the taxable income of the unitholder from the property for each taxable year, computed without the depletion allowance and without the deduction under Internal Revenue Code Section 199. A unitholder that qualifies as an independent producer may deduct percentage depletion only to the extent the unitholder’s average daily production of domestic crude oil, or the natural gas equivalent, does not exceed 1,000 barrels. This depletable amount may be allocated between natural gas and oil production, with 6,000 cubic feet of domestic natural gas production regarded as equivalent to one barrel of crude oil. The 1,000-barrel limitation must be allocated among the independent producer and controlled or related persons and family members in proportion to the respective production by such persons during the period in question.

In addition to the foregoing limitations, the percentage depletion deduction otherwise available is limited to 65% of a unitholder’s total taxable income from all sources for the year, computed without the depletion allowance, net operating loss carrybacks, or capital loss carrybacks. Any percentage depletion deduction disallowed because of the 65% limitation may be deducted in the following taxable year if the percentage depletion deduction for such year plus the deduction carryover does not exceed 65% of the unitholder’s total taxable income for that year. The carryover period resulting from the 65% net income limitation is unlimited.

Unitholders that do not qualify under the independent producer exemption are generally restricted to depletion deductions based on cost depletion. Cost depletion deductions are calculated by (a) dividing the unitholder’s share of the adjusted tax basis in the underlying mineral property by the number of mineral units

(barrels of oil and thousand cubic feet, or Mcf, of natural gas) remaining as of the beginning of the taxable year and (b) multiplying the result by the number of mineral units sold within the taxable year. The total amount of deductions based on cost depletion cannot exceed the unitholder’s share of the total adjusted tax basis in the property.

All or a portion of any gain recognized by a unitholder as a result of either the disposition by us of some or all of our oil and natural gas interests or the disposition by the unitholder of some or all of his units may be taxed as ordinary income to the extent of recapture of depletion deductions, except for percentage depletion deductions in excess of the tax basis of the property. The amount of the recapture is generally limited to the amount of gain recognized on the disposition.

The foregoing discussion of depletion deductions does not purport to be a complete analysis of the complex legislation and Treasury Regulations relating to the availability and calculation of depletion deductions by the unitholders. Further, because depletion is required to be computed separately by each unitholder and not by our partnership, no assurance can be given, and counsel is unable to express any opinion, with respect to the availability or extent of percentage depletion deductions to the unitholders for any taxable year. Moreover, the availability of percentage depletion may be reduced or eliminated if recently proposed (or similar) tax legislation is enacted. For a discussion of such legislative proposals, please read “— Recent Legislative Developments.” We encourage each prospective unitholder to consult his tax advisor to determine whether percentage depletion would be available to him.

Deductions for Intangible Drilling and Development Costs.

We elect to currently deduct intangible drilling and development costs associated with wells located in the United States (“IDCs”). IDCs generally include our expenses for wages, fuel, repairs, hauling, supplies and other items that are incidental to, and necessary for, the drilling and preparation of wells for the production of oil or natural gas. The option to currently deduct IDCs applies only to those items that do not have a salvage value. The elections to currently deduct IDCs may be restricted or eliminated if recently proposed (or similar) tax legislation is enacted. For a discussion of such legislative proposals, please read “— Recent Legislative Developments.”

Although we elect to currently deduct IDCs, each unitholder will have the option of either currently deducting IDCs or capitalizing all or part of the IDCs and amortizing them on a straight-line basis over a 60-month period, beginning with the taxable month in which the expenditure is made. If a unitholder makes the election to amortize the IDCs over a 60-month period, no IDC preference amount in respect of those IDCs will result for alternative minimum tax purposes.

Integrated oil companies must capitalize 30% of all their IDCs (other than IDCs paid or incurred with respect to oil and gas wells located outside of the United States) and amortize these IDCs over 60 months beginning in the month in which those costs are paid or incurred. If the taxpayer ceases to be an integrated oil company, it must continue to amortize those costs as long as it continues to own the property to which the IDCs relate. An “integrated oil company” is a taxpayer that has economic interests in crude oil deposits and also carries on substantial retailing or refining operations. An oil or natural gas producer is deemed to be a substantial retailer or refiner if it is subject to the rules disqualifying retailers and refiners from taking percentage depletion. In order to qualify as an “independent producer” that is not subject to these IDC deduction limits, a unitholder, either directly or indirectly through certain related parties, may not be involved in the refining of more than 75,000 barrels of oil on average for any day during the taxable year or in the retail marketing of oil and natural gas products exceeding $5 million per year in the aggregate.

IDCs previously deducted that are allocable to property (directly or through ownership of an interest in a partnership) and that would have been included in the adjusted tax basis of the property had the IDC deduction not been taken are recaptured to the extent of any gain realized upon the disposition of the property or upon the disposition by a unitholder of interests in us. Recapture is generally determined at the unitholder level. Where only a portion of the recapture property is sold, any IDCs related to the entire property are recaptured to the extent of the gain realized on the portion of the property sold. In the case of a disposition of an undivided interest in a property, a proportionate amount of the IDCs with respect to the property is treated as allocable to the transferred undivided interest to the extent of any gain recognized. Please read “— Disposition of Units — Recognition of Gain or Loss.”

Deduction for U.S. Production Activities.

Subject to the limitations on the deductibility of losses discussed above and the limitation discussed below, unitholders will be entitled to a deduction, herein referred to as the Section 199 deduction, equal to 9% of (i) our qualified production activities income that is allocated to such unitholder or (ii) the unitholder’s taxable income, but not to exceed 50% of such unitholder’s IRS Form W-2 wages for the taxable year allocable to domestic production gross receipts.

Qualified production activities income is generally equal to gross receipts from domestic production activities reduced by cost of goods sold allocable to those receipts, other expenses directly associated with those receipts, and a share of other deductions, expenses, and losses that are not directly allocable to those receipts or another class of income. The products produced must be manufactured, produced, grown, or extracted in whole or in significant part by the taxpayer in the United States.

For a partnership, the Section 199 deduction is determined at the partner level. To determine his Section 199 deduction, each unitholder will aggregate his share of the qualified production activities income allocated to him from us with the unitholder’s qualified production activities income from other sources. Each unitholder must take into account his distributive share of the expenses allocated to him from our qualified production activities regardless of whether we otherwise have taxable income. However, our expenses that otherwise would be taken into account for purposes of computing the Section 199 deduction are taken into account only if and to the extent the unitholder’s share of losses and deductions from all of our activities is not disallowed by the tax basis rules, the at-risk rules or the passive activity loss rules. Please read “— Tax Consequences of Unit Ownership — Limitations on Deductibility of Losses.”

The amount of a unitholder’s Section 199 deduction for each year is limited to 50% of the IRS Form W-2 wages actually or deemed paid by the unitholder during the calendar year that are deducted in arriving at qualified production activities income. Each unitholder is treated as having been allocated IRS Form W-2 wages from us equal to the unitholder’s allocable share of our wages that are deducted in arriving at qualified production activities income for that taxable year. It is not anticipated that we or our subsidiaries will pay material wages that will be allocated to our unitholders, and thus a unitholder’s ability to claim the Section 199 deduction may be limited.

A unitholder’s otherwise allowable Section 199 deduction for each taxable year is reduced by 3% of the least of (i) the oil related qualified production activities income of the taxpayer for the taxable year, (ii) the qualified production activities income of the taxpayer for the taxable year or (iii) the taxpayer’s taxable income for the taxable year (determined without regard to any Section 199 deduction). For this purpose, the term “oil related qualified production activities income” means the qualified production activities income attributable to the production, refining, processing, transportation, or distribution of oil, gas, or any primary production thereof. We expect that most or all of our qualified production activities income will consist of oil related qualified production activities income.

This discussion of the Section 199 deduction does not purport to be a complete analysis of the complex legislation and Treasury authority relating to the calculation of domestic production gross receipts, qualified production activities income, or IRS Form W-2 wages, or how such items are allocated by us to unitholders. Further, because the Section 199 deduction is required to be computed separately by each unitholder, no assurance can be given, and counsel is unable to express any opinion, as to the availability or extent of the Section 199 deduction to the unitholders. Each prospective unitholder is encouraged to consult his tax advisor to determine whether the Section 199 deduction would be available to him.

Recent Legislative Developments

The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our units, may be modified by administrative, legislative or judicial interpretation at any time. For example, the Obama Administration and members of Congress have considered substantive changes to the existing federal income tax laws that would affect the tax treatment of certain publicly traded partnerships. Any modification to the federal income tax laws and interpretations thereof may or may not be applied retroactively. Although we are unable to predict whether any of these changes, or other proposals, will ultimately be enacted, any such changes could negatively impact the value of an investment in our units.

Both the Obama Administration’s budget proposal for fiscal year 2013 and other recently introduced legislation include proposals that would, among other things, eliminate or reduce certain key U.S. federal income tax incentives currently available to oil and natural gas exploration and production companies. These changes include, but are not limited to, (i) the repeal of the percentage depletion allowance for oil and natural gas properties, (ii) the elimination of current deductions for intangible drilling and development costs and certain environmental clean-up costs, (iii) the elimination of the deduction for certain domestic production activities, and (iv) an extension of the amortization period for certain geological and geophysical expenditures. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could become effective. The passage of any legislation as a result of these proposals or any other similar changes in U.S. federal income tax laws could eliminate or postpone certain tax deductions that are currently available with respect to oil and natural gas exploration and development, and any such change could increase the taxable income allocable to our unitholders and negatively impact the value of an investment in our units.

Lease Acquisition Costs.

The cost of acquiring oil and natural gas lease or similar property interests is a capital expenditure that must be recovered through depletion deductions if the lease is productive. If a lease is proved worthless and abandoned, the cost of acquisition less any depletion claimed may be deducted as an ordinary loss in the year the lease becomes worthless. Please read “— Tax Treatment of Operations — Oil and Natural Gas Taxation — Depletion Deductions.”

Geophysical Costs.

The costs of geophysical exploration incurred in connection with the exploration and development of oil and natural gas properties in the United States are deducted ratably over a 24-month period beginning on the date that such expense is paid or incurred. This 24-month period is extended to 7 years in the case of major integrated oil companies.

Operating and Administrative Costs.

Amounts paid for operating a producing well are deductible as ordinary business expenses, as are administrative costs to the extent they constitute ordinary and necessary business expenses that are reasonable in amount.

Tax Basis, Depreciation and Amortization. The tax basis of our tangible assets, such as casing, tubing, tanks, pumping units and other similar property, will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The U.S. federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by our partners holding interests in us prior to such offering. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. We may not be entitled to any amortization deductions with respect to certain goodwill or other intangible assets held by us at the time of any future offering. Please read “— Uniformity of Units.” Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction” and “— Disposition of Units — Recognition of Gain or Loss.”

The costs incurred in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably, or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, or as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties. The U.S. federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units

Recognition of Gain or Loss. Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us in excess of cumulative net taxable income for a unit that decreased a unitholder’s tax basis in that unit will, in effect, become taxable income if the unit is sold at a price greater than the unitholder’s tax basis in that unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. However, a portion, which will likely be substantial, of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own. The term “unrealized receivables” includes potential recapture items, including depreciation depletion, and IDC recapture. Ordinary income attributable to unrealized receivables, inventory items, and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling discussed above, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, that is, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract, or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees. In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Recently, however, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly-traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. Existing publicly-traded partnerships are entitled to rely on those proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until the final Treasury Regulations are issued. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deduction attributable to that quarter but will not be entitled to receive that quarter’s cash distribution.

Notification Requirements. A unitholder who sells any of his units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination. We will be considered to have been terminated for tax purposes if there are sales or exchanges which, in the aggregate, constitute 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of measuring whether the 50% threshold is reached, multiple sales of the same interest are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in us being required to file two tax returns (and unitholders receiving two Schedules K-1) for one fiscal year and the cost of the preparation of these returns will be borne by all unitholders. However, pursuant to an IRS relief procedure for publicly traded partnerships that have technically terminated, the IRS may allow, among other things, a constructively terminated partnership to provide a single Schedule K-1 for the tax year in which the termination occurs. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics within each class of units to a purchaser of a unit of that class. In the absence of uniformity, we may be unable to completely comply with a number of U.S. federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read “— Tax Consequences of Unit Ownership — Section 754 Election.”

Our partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our units even under circumstances like those described above. These positions may include reducing for some unitholders the depreciation, amortization or loss deductions to which they would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Vinson & Elkins is unable to opine as to validity of such filing positions. A unitholder’s basis in units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder’s basis in his units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “— Disposition of Units — Recognition of Gain or Loss” and “— Tax Consequences of Unit Ownership — Section 754 Election.” The IRS may challenge one or more of any positions we take to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, non-U.S. corporations, and other non-U.S. persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our units. Moreover, under our partnership agreement, non-U.S. persons are not Eligible Holders of our units and units held by non-U.S. persons may be subject to redemption. Please read “The Partnership Agreement — Non-Eligible Holders; Redemption.”

Employee benefit plans and most other organizations exempt from U.S. federal income tax, including individual retirement accounts and other retirement plans, are subject to U.S. federal income tax on unrelated business taxable income. Virtually all of our income less certain allowable deductions allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

Non-resident aliens and non-U.S. corporations, trusts, or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file U.S. federal income tax returns to report their share of our income, gain, loss, or deduction and pay U.S. federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold at the highest applicable effective tax rate from cash distributions made quarterly to non-U.S. unitholders. Each non-U.S. unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a non-U.S. corporation that owns units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular U.S. federal income tax, on its share of our income and gain, as adjusted for changes in the non-U.S. corporation’s “U.S. net equity,” which is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the non-U.S. corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

A non-U.S. unitholder who sells or otherwise disposes of a unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the non-U.S. unitholder. Under a ruling published by the IRS, interpreting the scope of “effectively connected income,” a non-U.S. unitholder would be considered to be engaged in a trade or business in the United States by virtue of the U.S. activities of the partnership, and part or all of that unitholder’s gain would be effectively connected with that unitholder’s indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a non-U.S. unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a unit if (a) he owned (directly or constructively applying certain attribution rules) more than 5% of our units at any time during the five-year period ending on the date of such disposition and (b) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the units or the 5-year period ending on the date of disposition. Currently, more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, non-U.S. unitholders may be subject to U.S. federal income tax on gain from the sale or disposition of their units.

Administrative Matters

Information Returns and Audit Procedures. We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations, or administrative interpretations of the IRS. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our U.S. federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our tax returns as well as those related to our tax returns.

Partnerships generally are treated as separate entities for purposes of U.S. federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. Our partnership agreement names our general partner as our Tax Matters Partner.

The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our tax returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his U.S. federal income tax return that is not consistent with the treatment of the item on our tax return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(a)	the name, address, and taxpayer identification number of the beneficial owner and the nominee;

(b)	whether the beneficial owner is:

1.	a person that is not a U.S. person;

2.	a foreign government, an international organization, or any wholly owned agency or instrumentality of either of the foregoing; or

3.	a tax-exempt entity;

(c)	the amount and description of units held, acquired, or transferred for the beneficial owner; and

(d)	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold, or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1.5 million per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties. An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax, and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

(a)	for which there is, or was, “substantial authority”; or

(b)	as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the tax return.

If any item of income, gain, loss, or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our tax return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their tax returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” which we do not believe includes us, or any of our investments, plans or arrangements.

A substantial valuation misstatement exists if (a) the value of any property, or the tax basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or tax basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Internal Revenue Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer’s gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). The penalty is increased to 40% in the event of a gross valuation misstatement. We do not anticipate making any valuation misstatements.

The 20% accuracy-related penalty applies to any portion of an underpayment of tax that is attributable to transactions lacking “economic substance.” To the extent that such transactions are not disclosed, the penalty imposed is increased to 40%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions. We do not anticipate entering into transactions that may be determined to lack economic substance.

Reportable Transactions. If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single year, or $4 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our U.S. federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “— Information Returns and Audit Procedures.”

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “— Accuracy-Related Penalties”;

•	for those persons otherwise entitled to deduct interest on U.S. federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

•	in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any “reportable transactions.”

State, Local and Other Tax Considerations

In addition to U.S. federal income taxes, you will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we conduct business or own property or in which you are a resident. We currently conduct business and own property in California, Indiana, Kentucky, Michigan, Texas, Florida, and Wyoming. Each of these states other than Wyoming, Texas and Florida currently imposes a personal income tax on individuals. All of these states impose an income or similar tax on corporations and other entities. Moreover, in addition to state income or similar taxes imposed on residents of certain states, we may also own property or do business in other states in the future that impose income or similar taxes on nonresident individuals. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. You may be required to file state income tax returns and to pay state income taxes in any state other than Wyoming, Texas and Florida in which we do business or own property, and you may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the state, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “— Tax Consequences of Unit Ownership — Entity-Level Collections.” Based on current law and our estimate of our future operations, we anticipate that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend upon, his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and non-U.S., as well as U.S. federal income tax returns, that may be required of him. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local or non-U.S. tax consequences of an investment in us.

Tax Consequences of Ownership of Debt Securities

A description of the material federal income tax consequences of the acquisition, ownership and disposition of debt securities will be set forth on the prospectus supplement relating to the offering of debt securities.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplement, the validity of those securities may be passed upon by Vinson & Elkins L.L.P. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed upon by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting), incorporated in this prospectus by reference to the Annual Report on Form 10-K of BreitBurn Energy Partners L.P. for the year ended December 31, 2011, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited Statement of Revenues and Direct Operating Expenses relating to the assets acquired pursuant to the July 26, 2011 Asset Purchase Agreement with Cabot Oil & Gas Corporation, included as Exhibit 99.2 in BreitBurn Energy Partners L.P.’s Current Report on Form 8-K dated October 7, 2011, has been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The information included in this prospectus concerning estimates of our oil and gas reserves was prepared by Netherland, Sewell & Associates, Inc. and Schlumberger Data & Consulting Services, independent engineering firms, and has been included herein upon the authority of each said firm as experts.

BreitBurn Energy Partners L.P.

16,500,000 Common Units

Representing Limited Partner Interests

PROSPECTUS SUPPLEMENT

November 13, 2013

Joint Book-Running Managers

Citigroup

Barclays

Morgan Stanley

Raymond James

RBC Capital Markets

UBS Investment Bank

Wells Fargo Securities

BofA Merrill Lynch

J.P. Morgan

Co-Managers

Baird

Oppenheimer & Co.

Stifel

Wunderlich Securities

Janney Montgomery Scott

Ladenburg Thalmann & Co. Inc.

MLV & Co.

Global Hunter Securities

J.J.B. Hilliard, W.L. Lyons, LLC